Exhibit 4.52
JOINT VENTURE AGREEMENT
Between
ANGLOGOLD ASHANTI LIMITED
and
RANDGOLD RESOURCES LIMITED

TABLE OF CONTENTS

1. THE PARTIES	1

2. INTERPRETATION	1

3. INTRODUCTION	8

4. [INTENTIONALLY OMITTED]	8

5. EFFECTIVE DATE	8

6. THE COMPANY BOARD	9

7. COMPANY BOARD MEETINGS	10

8. THE KIBALI BOARD AND EXECUTIVE COMMITTEE	10

9. SHAREHOLDERS’ MEETINGS	11

10. BUSINESS OF THE COMPANY	12

11. FUNDING OF THE COMPANY	12

12. DEFAULT	13

13. CONSENSUS MATTERS	18

14. BANKERS, AUDITORS, REGISTERED OFFICE AND YEAR END OF THE COMPANY	21

15. ACCOUNTING POLICY	21

16. VOTING SUPPORT	21

17. ADMINISTRATION OF THE COMPANY	21

18. ANNUAL BUDGET	23

19. [INTENTIONALLY OMITTED]	23

20. [INTENTIONALLY OMITTED]	23

21. EMPLOYEES	23

22. CALL OPTION	23

23. PRE-EMPTIVE RIGHTS	24

24. BOOKS AND ACCOUNTS	28

25. COSTS	28

26. RELATIONSHIP OF THE PARTIES	29

27. NOTICES	29

28. GOVERNING LAW	30

29. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	30

30. DISPUTE RESOLUTION	30

31. CONFIDENTIALITY	32

32. GENERAL	33

33. SEVERABILITY	33

Schedule 1 Operator Agreement

Schedule 2 Minimum Form Confidentiality Agreement

Schedule 3 Form of Deed of Adherence

JOINT VENTURE AGREEMENT (this “Agreement”)
1.	THE PARTIES
1.1	ANGLOGOLD ASHANTI LIMITED

1.2	RANDGOLD RESOURCES LIMITED
2.	INTERPRETATION
2.1	The headnotes to the clauses of this Agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.2	Unless inconsistent with the context, the expressions set forth below shall bear the following meanings:

“Acquiring Party”	has the meaning set forth in clause 22.1;

“acting in concert”	in relation to a company or any of its direct or indirect holding companies are persons who actively co-operate pursuant to an agreement or understanding (whether formal or informal) with a view to obtaining or consolidating a Change of Control of that company or any of its direct or indirect holding companies;

“Affiliate”	in respect of any company, its holding company and the direct and indirect subsidiaries of its holding company;

“Agreed Business”	the carrying out of the Project and all matters reasonably necessary in connection with the Project;

“AngloGold”	AngloGold Ashanti Limited, a company registered in the Republic of South Africa;

“AngloGold Group”	AngloGold and its subsidiaries and Affiliates;

“Annual Budget”	the budgets of each of the Project and Kibali in respect of each Financial Year which shall include the Projected Cash Flow Statement;

“Approved Programme”	a Programme which has been approved by the Company Board;

“Area”	the exploitation area more fully described in the Exploitation Permit;

“Auditors”	the auditors of the Company from time to time;

“Bid Agreement”	the agreement dated as of July 16, 2009 between AngloGold and RRL entered into concurrently with this Agreement;

“Business Day”	every day except Saturdays, Sundays and official public holidays in the Democratic Republic of the Congo or the Republic of South Africa;

“Call Option”	has the meaning set forth in clause 22.1;

“Called Sum”	has the meaning set forth in clauses 11.3.3 and 11.4;

“Called Sum Interest”	has the meaning set forth in clause 12.2;

“Capital Budget”	the capital programme and budget in respect of the development, construction and operation of each of the Project and Kibali, which, in the case of the Project, shall be consistent with the Mining Plan;

“Capital Costs”	all costs of the Project or Kibali which are treated as capital costs in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Capital Project”	any work of a special nature, including (without limitation) shafts and all ancillaries, open pits, capital development, mining and underground equipment, all plant, machinery, vehicles, service installations, equipment, all housing units of whatsoever nature and all general and special purpose buildings (whether temporary or permanent) and all additions, alterations and improvements thereto and all maintenance and operational work carried and all capital spares and stores procured, in each case, during the construction period;

“Cash Purchase Price Range”	has meaning set forth in clause 23.9.2;

“Change of Control”	shall arise at any time after the date hereof if: (i) any third party (acting alone or with persons acting in concert (as defined above)) is or becomes, directly or indirectly, the beneficial owner of such proportion of the issued share capital of a Party, entitling it (together with persons acting in concert) to exercise more than one half of the votes at that time capable of being cast ordinarily in general meeting; or (ii) more than 50 per cent. of the members of the board of directors of a Party shall be individuals appointed by a new third party shareholder and/or by one or more persons acting in concert;

“Company”	a company to be registered in Jersey to hold the interest of the Parties in Moto;

“Company Board”	the board of directors of the Company as constituted from time to time;

“Deed of Adherence”	a deed in the form set out in Schedule 3;

“Default Date”	has the meaning set forth in clause 12.1;

“Defaulting Party”	has the meaning set forth in clause 12.1.1;

“Development”	all preparation for the removal and recovery of ore and the generation of production, the construction of the Mine, and the construction and maintenance of all facilities required in respect of mining, handling, milling, processing and/or other beneficiation of production;

“Dilution Date”	has the meaning set forth in clause 12.10;

“Dilution Notice”	has the meaning set forth in clause 12.8;

“Dilution Option”	has the meaning set forth in clause 12.7;

“Due Date”	has the meaning set forth in clauses 11.3.3 and 11.4;

“Effective Date”	if the acquisition is completed by means of (i) a plan of arrangement (as described in the Bid Agreement), then upon the completion of the acquisition of 100% of the outstanding shares of Moto by BidCo (as defined in the Bid Agreement) or (ii) a takeover offer (as described in the Bid Agreement), then upon completion of the acquisition of at least 66 2/3% of the outstanding shares of Moto by BidCo, or such later date as the Parties may agree in writing;

“Excess”	has the meaning set forth in clause 22.3;

“Exploitation”	exploitation by Kibali in accordance with the Exploitation Permit;

“Exploitation Permit”	the exploitation permits (“Permis d’Exploitation”) entitling Kibali to exploit and mine for Metals in, on and under the Area as set out in Annex 3 to the Kibali JVA;

“Fair Value”	has the meaning set forth in clause 12.16;

“Feasibility Study”	the feasibility study undertaken in respect of the Project;

“Final Notice”	has the meaning set forth in clause 23.9.3;

“Final Offer”	has the meaning set forth in clause 23.11.3;

“Final Offer Price”	has the meaning set forth in clause 23.11.2;

“Financial Year”	the financial year of the Company or Kibali, as the case may be, ending on 31 December of every year;

“Initial Offer”	has the meaning set forth in clause 23.4.2

“Initial Offer Price”	has the meaning set forth in clause 23.4.2;

“Interest”	has the meaning set forth in clause 23.4;

“Key Decisions”	has the meaning set forth in clause 13.3;

“Kibali”	Kibali Mining s.p.r.l, a company registered in the Democratic Republic of the Congo, previously known as Borgakim Mining SPRL, the company that shall carry on the Agreed Business;

“Kibali Board”	the board of directors (“Conseil d’Administration”) of Kibali as constituted from time to time;

“Kibali Deposit”	all deposits of Metals in the Area, including (but not limited to) the deposits of Metals identified by the Feasibility Study;

“Kibali JVA”	the Joint Venture Agreement dated 10 March 2009 among Moto, OKIMO, Border Energy Pty Limited and Borgakim Mining SPRL in respect of the establishment and conduct of business by Kibali;

“Libor”	the London Interbank Offered Rate of interest, nominal annual compounded monthly in arrears, as quoted by Citibank for deposits in US$, ruling from time to time, as certified by any manager of Citibank, whose certificate shall, in the absence of manifest error, be final and binding on the Parties;

“Life of Mine Plan”	the Mining Plan and Projected Cash Flow Statement for each Financial Year over the remaining Life of the Mine as prepared during each Financial Year together with the Annual Budget for each of the Project and Kibali;

“Life of the Mine”	in relation to the Project, the expected term of mining operations and subsequent rehabilitation and remediation activities;

“Metals”	gold, silver, platinum group metals, and all associated metals, including the ores thereof;

“Mine”	the mine workings and access thereto to be established in respect of the Exploitation of the Kibali Deposit, including (but not limited to) open pits, underground mine workings and facilities (whether underground or not), machinery, equipment, housing, oxide and/or sulphide plants and tailings dams, transport facilities, and all other facilities relating to and connected with the exploitation by Kibali of the Kibali Deposit;

“Mining Code”	Law No. 007/2002 of 11 July 2002 relating to the mining code of the Democratic Republic of the Congo, as amended from time to time;

“Mining Plan”	a time related schedule of tonnages and grade of ore to be extracted from the Mine, together with the proposed sequence of waste removal and ore exposure, the tonnages and grade of ore to be processed by oxide and sulphide plants of the Mine and the tonnages and grades of ore to be stockpiled, as envisaged on an annual basis, from the Mine over the remaining Life of the Mine as included in the Annual Budget and the Life of Mine Plan;

“Minority Interest”	has the meaning set forth in clause 22.2;

“Moto”	Moto Goldmines Limited, a company incorporated under the laws of the Province of British Columbia;

“Non-Defaulting Party”	the Party that is not the Defaulting Party;

“Non-Material Assets”	has the meaning set forth in clause 3.1;

“Non-Operating Party”	has the meaning set forth in clause 8.1;

“Offer”	has the meaning set forth in clause 23.9.1;

“Offeree”	has the meaning set forth in clause 23.4;

“OKIMO”	L’Office des Mines d’or de Kilo-Moto, a Congolese public corporation created pursuant to Order-law no. 66-419 of 15 July 1966, registered at the Trade Registry of BUNIA under number NRC022;

“Operating Costs”	all costs of the Project or Kibali which are treated as operating costs in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Operating Party”	has the meaning set forth in clause 8.1;

“Operator”	the company initially appointed as operator in accordance with clause 17.8, and each person subsequently appointed from time to time to manage Kibali in accordance with the terms of this Agreement;

“Operator Agreement”	the Operator Agreement to be concluded between the Operator and, if possible, Kibali, substantially in the form attached hereto as Schedule 1;

“Parties”	AngloGold and RRL, and “Party” shall mean either of them;

“Percentage Interest”	as of any date, the percentage obtained by dividing the number of shares in the issued share capital of the Company owned by a Party as of such date by the total number of shares issued by the Company to all shareholders as of such date;

“Programme”	any programme to carry out Exploitation and Development in the Area including, if applicable, a written document setting out reasonable detail of and in connection with:

(i) the outline of any and all research, exploration, evaluation, Development, construction, mining and/or other work proposed to be carried out during any Programme; and

(ii) the estimated cost of such work;

“Project”	Exploitation, Development, production and marketing of Metals, and generally the operation of the Mine by Kibali;

“Projected Cash Flow Statement”	a detailed estimate of all revenue receipts and cash expenses (including all Capital Costs as covered by the Capital Budget as well as Operating Costs, applicable taxes and royalties payable under the Mining Code and/or the Kibali JVA) in respect of each of the Project and Kibali for each Financial Year of the Life of Mine Plan;

“Randgold Group”	RRL and its subsidiaries and Affiliates;

“RRL”	Randgold Resources Limited, a company registered in Jersey, Channel Islands;

“Sale Notice”	has the meaning set forth in clause 23.4;

“Sale Period”	has the meaning set forth in clause 23.8;

“Seller”	has the meaning set forth in clause 23.4;

“Selling Party”	has the meaning set forth in clause 22.1;

“Signature Date”	the date of last signature of this Agreement;

“Third Party Purchaser”	has the meaning set forth in clause 23.11.5;

“Unpaid Called Sum”	a Called Sum which remains unpaid by a Party or any other person on its behalf (other than another Party) after the date on which it was due for payment; and

“Update Notice”	has the meaning set forth in clause 23.9;

“Valuer”	has the meaning set forth in clause 12.16.3.

2.3	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision of this Agreement.

2.4	Any reference to an enactment is to that enactment as at the Signature Date.

2.5	Unless inconsistent with the context, an expression which denotes:
2.5.1	any gender includes the other genders;

2.5.2	a natural person includes an artificial person and vice versa;

2.5.3	the singular includes the plural and vice versa.
2.6	Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

2.7	The schedules to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules.
3.	INTRODUCTION

The Parties:
3.1	are the shareholders of the Company, which in turn indirectly holds 70% of the issued share capital of Kibali together with certain other assets (the “Non-Material Assets”) as described in the Annual Information Form of Moto dated 20 April 2009;

3.2	wish to co-operate with each other as joint venturers in respect of the Project;

3.3	wish to use the Company as the vehicle in respect of their co-operation; and

3.4	wish to record the terms and conditions of their relationship as shareholders of the Company in writing.
4.	[INTENTIONALLY OMITTED]

5.	EFFECTIVE DATE

On the Effective Date:
5.1	the authorised share capital of the Company shall be such number of ordinary shares of US$1.00 (one dollar) each as the Parties may determine;

5.2	the issued share capital of the Company shall consist of such number of ordinary shares of US$1.00 (one dollar) each fully paid up as the Parties may determine and shall be owned by the Parties equally;

5.3	Kibali shall:
5.3.1	hold the Exploitation Permit; and

5.3.2	carry on the Agreed Business; and
5.4	The Operator and, if possible, Kibali shall conclude the Operator Agreement agreed and approved by the Parties.

5.5	The Parties shall endeavour to re-constitute the Kibali Board in accordance with clause 8.
6.	THE COMPANY BOARD
6.1	The Company Board shall consist of six directors or such other number as the Parties may agree from time to time.

6.2	The Parties shall be entitled to appoint the directors of the Company pro-rata to their Percentage Interests in the Company from time to time, to remove those directors and to replace those directors who are so removed or who cease for any other reason to be directors of the Company.

6.3	The chairman of the Company Board, who shall also be a director of the Company, shall be appointed by the Operator and pending appointment of the Operator, shall be appointed by RRL.

6.4	Each of the directors of the Company shall be entitled to appoint any other director to act as his proxy in such director’s absence. The appointment as proxy shall be recorded in the minute book of the Company. An alternate director, whilst acting as the proxy of the director who appointed him, shall exercise and discharge all the duties and functions of the director he represents.

6.5	All appointments and removals of directors or proxies shall be by written notice to the Company and to the other shareholders of the Company from the Party by whom such appointment or removal is being effected.

6.6	Company Board meetings shall be held at such times as the directors of the Company may from time to time decide. Any director of the Company shall have the right to convene a Board meeting of the Company at any time upon due notice in accordance with clause 6.7. The directors of the Company may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit.

6.7	Ten Business Days notice (exclusive of the day of receipt) at least shall be given of each Company Board meeting unless all directors agree to a shorter period of notice. The secretary for the time being of the Company shall send such notice together with an agenda for each meeting to all the directors of the Company. The secretary shall also circulate minutes of each Company Board meeting to all the directors of the Company within a reasonable period after the date of each such meeting.

6.8	The Parties shall procure that a majority of directors on the Company Board and use reasonable endeavours to procure that a majority of directors on the Kibali Board at any given time are not residents of the Republic of South Africa.
7.	COMPANY BOARD MEETINGS
7.1	Subject to clause 7.6, a quorum for all Company Board meetings shall be four, provided that two directors (or their alternates) appointed by each of AngloGold and RRL shall be present at the commencement of and throughout the meeting. Resolutions of the Company Board shall be considered and passed subject to clause 13.

7.2	The chairman of the Company Board shall not have a second or casting vote.

7.3	The provisions of 7.1 and 7.2 shall apply, mutatis mutandis, to any round robin or written resolution of the directors of the Company. Any round robin or written resolution shall be valid only if signed by the directors having a majority of all the votes which may be cast at a meeting of the Company Board.

7.4	There shall be at least two meetings of the Company Board each year, and all meetings of the Company Board, subject to clause 7.5 or unless the Parties shall agree otherwise, shall be held in such place as the Company Board shall from time to time determine.

7.5	Meetings of the Company Board and of all committees of the Company Board may be held by means of such telephone, electronic or other communication facility as permits all persons participating in the meeting to communicate with each other simultaneously and instantaneously.

7.6	If, within ten minutes from the time appointed for a meeting of the Company Board, a quorum is not present, the meeting shall stand adjourned until the same day at the same time in the next week (or, if that day is not a Business Day, then the next Business Day). If at the adjourned meeting a quorum is not present within ten minutes of the time appointed for the holding of that adjourned meeting, the directors present at such adjourned meeting shall constitute a quorum. The only business which shall be transacted at any adjourned meeting as envisaged in terms of this clause 7.6 shall be the business in respect of which the original meeting shall have been convened.
8.	THE KIBALI BOARD AND EXECUTIVE COMMITTEE
8.1	The Parties acknowledge that under the terms of the Kibali JVA, the Company is entitled to appoint three directors to the Kibali Board, to remove those directors and to replace those directors who are so removed and who cease for any reason to be directors of the Kibali Board. For as long as the Company is only entitled to appoint three directors to the Kibali Board, two such directors shall be nominees of the Party that is the Operator or an Affiliate of the Operator (the “Operating Party”) and one such director shall be a nominee of the other Party (the “Non-Operating Party”).

8.2	The Parties further acknowledge that under the terms of the Kibali JVA, the executive committee posts of General Manager/Chief Executive Officer (“Directeur Général”), Chief Financial Officer (“Directeur Financier”) and Chief Operating Officer (“Directeur de I’Exploitation”) shall be filled by persons recommended by the Company, which persons shall be full-time employees of Kibali. The Parties agree that the General Manager/Chief Executive Officer (“Directeur Général”) and the Chief Operating Officer (“Directeur de I’Exploitation”) of Kibali shall be proposed by the Operating Party and that the Chief Financial Officer (“Directeur Financier”) of Kibali shall be proposed by the Non-Operating Party.

8.3	The Parties further agree that if the Company is at any time entitled to appoint more than three directors to the Kibali Board or to recommend nominees to fill more than three executive committee posts, the fourth director appointed to the Kibali Board and fourth nominee to fill an executive committee post shall be proposed by the Non-Operating Party, the fifth director appointed to the Kibali Board and fifth nominee to fill an executive committee post shall be proposed by the Operating Party and any additional directors appointed to the Kibali Board or nominees required to fill executive committee posts shall be proposed by the Non-Operating Party and the Operating Party, alternating for each additional director or nominee, as the case may be.

8.4	Each director on the Kibali Board appointed by the Company shall vote at all meetings of the Kibali Board and assent to any written resolutions of the Kibali Board in accordance with the instructions of the Company Board.
9.	SHAREHOLDERS’ MEETINGS
9.1	Subject to clause 9.4, a quorum at meetings of the shareholders of the Company shall be the duly authorized representative (whose authority shall be in writing) or proxy appointed by a shareholder (whose appointment and authority shall be in writing), present at the commencement of and throughout the meeting. Notwithstanding anything to the contrary contained in the Articles of Association of the Company, a proxy shall be entitled to speak at any meeting and to vote on a show of hands.

9.2	There shall be at least one shareholders’ meeting during the course of each Financial Year.

9.3	Resolutions of the shareholders shall be considered and passed subject to clause 13.

9.4	If, within ten minutes from the time appointed for a shareholders’ meeting, a quorum is not present, the meeting shall stand adjourned until the same day at the same time in the next week (or, if that day is not a Business Day, then the next Business Day). If at the adjourned meeting a quorum is not present within ten minutes of the time appointed for the holding of that adjourned meeting and if the shareholders, whose absence prevented the obtaining of a quorum at the original meeting are again not present, the shareholder or shareholders present at such adjourned meeting shall constitute a quorum. In all other circumstances, a new meeting shall be convened. The only business which shall be transacted at any adjourned meeting as envisaged in terms of this clause 9.4 shall be the business in respect of which the original meeting shall have been convened.
10. BUSINESS OF THE COMPANY
10.1	The Parties shall procure that:
10.1.1	the only business conducted by the Company and Kibali shall be the Agreed Business;
10.1.2	the Company Board and the directors of the Kibali Board appointed by the Company shall be acquainted with the contents of this Agreement and shall give effect thereto; and
10.1.3	the Agreed Business shall be conducted in accordance with sound and good business practice and the highest ethical standards.
10.2	As soon as possible after the Effective Date, the Company Board shall determine how to deal with the Non-Material Assets.
11. FUNDING OF THE COMPANY
11.1	The obligation of the Parties in respect of the future funding (including, but not limited to, Operating Costs, Capital Costs and other costs) of the Company, Kibali and/or the Project shall be pro-rata in proportion to their respective Percentage Interests in the Company at the time any such future funding is required.

11.2	The Parties acknowledge that, in accordance with the Kibali JVA, Kibali will be funded by the Company via intercompany loans.

11.3	Based upon the Annual Budget approved by the Company Board and any Approved Programme, the Operator shall submit, on or before the tenth day of each month to each Party a current cash estimate for the next ensuing month for Kibali, which cash estimate must be in accordance with policies, procedures and instructions approved by the Company Board and must show:
11.3.1	separately the estimated cash disbursements which the Operator will be required to make during the relevant month for (i) Capital Costs and (ii) Operating Costs;
11.3.2	the extent, if any, to which such disbursements will be satisfied by cash on hand after allowing for any cash balance predicted to be on hand at the end of the previous month; and
11.3.3	the share of such amounts which each Party will be required to pay to the Company, to then be advanced by the Operator from the Company, directly or indirectly, to Kibali (collectively, a “Called Sum”), and the date or dates on which the Operator requires the same to be paid to the Company (the “Due Date”).

11.4	The Operator may from time to time, by not less than five Business Days’ notice to each Party, call upon the Parties to make payment to the Company, pro-rata in proportion to their respective Percentage Interests in the Company, of any other expenditure of the Company in relation to Kibali for which no provision is made in the Annual Budget approved by the Company Board or any Approved Programme to enable the Company to meet any cost or other liability relating to the Project, the payment of which is authorised in accordance with this Agreement; provided, however, that the aggregate of any such expenditures in any given Financial Year shall not exceed US$ 5 million without the prior approval of the Company Board. Each Party must pay to the Company, to then be advanced by the Operator from the Company, directly or indirectly, to Kibali, the amounts payable by it pursuant to this clause 11.4 by the date or dates (the “Due Date”) specified by the Operator (which must be not less than five Business Days after the date of the notice), and each such amount will also constitute a “Called Sum” for the purposes of this Agreement.

11.5	The Parties agree that any Called Sums paid to the Company may be funded by way of non-interest bearing shareholder loan or by way of equity contribution, in the sole discretion of the Party providing such funding to the Company. All shareholder loans provided by the Parties shall rank pari passu unless otherwise agreed by the Parties in writing.

11.6	Without limiting any other express provision of this Agreement, each Party will bear all costs incurred by it in representing its own interests in respect of the Company.
12. DEFAULT
12.1	Subject to the provisions of this clause 12, each Called Sum remaining unpaid on the date (the “Default Date”) which is five Business Days after the Due Date, together with the amounts prescribed in clause 12.2, will:
12.1.1	constitute a debt due and payable to the Company by the Party obligated to pay that Unpaid Called Sum (the “Defaulting Party”); and
12.1.2	be recoverable by the Company or by the Operator for the benefit of the Company (without prejudice to any other means of enforcement available to the Company or the Operator) in any court of competent jurisdiction.
12.2	Where an Unpaid Called Sum remains unpaid by a Defaulting Party on and after the relevant Default Date under clause 12.1, the total amount due and payable by the Defaulting Party will also include interest payable to the Company calculated on the Unpaid Called Sum at Libor plus 4% from the Due Date up to and including the date upon which the Called Sum is paid under clause 12.3 or until the default in payment is remedied, such interest to be calculated on a daily basis and compounded calendar monthly (“Called Sum Interest”).

12.3	When a Party defaults in the payment of a Called Sum and the default remains unremedied on or after the Default Date, the Operator shall promptly give notice of the default to the Chief Financial Officer of the Defaulting Party. The Non-Defaulting Party must, within 30 days after the Default Date pay the Unpaid Called Sum to the Company. Should the Unpaid Called Sum remain unpaid 20 days after the Default Date in respect of a Called Sum, the Operator will provide a further final notice of the default to the Chief Financial Officer of the Defaulting Party on such date.

12.4	Any amount paid by a Non-Defaulting Party in accordance with clause 12.3, together with interest on that amount, constitutes a debt due and payable to that Non-Defaulting Party by the Defaulting Party and, without prejudice to any other means of recovery available to the Non-Defaulting Party, may be recovered in any court of competent jurisdiction.

12.5	For the purposes of clause 12.4, interest will be calculated at Libor plus 4% from the date on which a Non-Defaulting Party makes payment in accordance with clause 12.3 up to and including the date on which the default in respect of such Unpaid Called Sum is remedied, such interest to be calculated on a daily basis and compounded calendar monthly.

12.6	For the avoidance of doubt, where all or part of a default in the payment of a Called Sum remains unremedied for 30 days after the Default Date, the Non-Defaulting Party can exercise the Dilution Option (in accordance with clause 12.7).

12.7	If, at the end of the period of 30 days after the Default Date in respect of a Called Sum, a default by the Defaulting Party in the payment of the whole or any part of an Unpaid Called Sum remains unremedied, the Non-Defaulting Party will, in addition to any other remedies which may be available to it, have the option to elect, in accordance with this clause 12.7, that the Percentage Interest of the Defaulting Party in the Company be reduced (in accordance with the mechanism set forth in clause 12.11) by an amount determined by reference to the Non-Defaulting Party’s Percentage Interest in the Company in accordance with this clause 12.7 (the “Dilution Option”). For the avoidance of doubt, the Dilution Option will apply by reference to the Fair Value of the Percentage Interest in the Company of the Defaulting Party, as determined in accordance with clause 12.16. If the Non-Defaulting Party exercises the Dilution Option in accordance with this clause 12.7, any debt due and payable to the Non-Defaulting Party or to the Company by the Defaulting Party shall be immediately discharged and no longer due and payable.

12.8	The Dilution Option may only be exercised during the period of 30 days commencing on the date that is 30 days after the relevant Default Date by notice given to the Defaulting Party and the Operator (a “Dilution Notice”).

12.9	If a Non-Defaulting Party gives a Dilution Notice under clause 12.8, the Percentage Interest of the Defaulting Party in the Company will be reduced in accordance with clause 12.10 on the Dilution Date, irrespective of whether the relevant default or defaults by the Defaulting Party have been remedied after the giving of that notice.

12.10	If the Non-Defaulting Party gives a Dilution Notice under clause 12.8, then, with effect on and from the final day of the month in which the latest possible Dilution Notice may be given in respect of the relevant Unpaid Called Sum (the “Dilution Date”), the Defaulting Party’s Percentage Interest in the Company will, subject to clause 12.13 through clause 12.15, be reduced to a Percentage Interest determined in accordance with the following formula:

E = F	x	G

G + H
where:
E	is the Defaulting Party’s Percentage Interest in the Company immediately after the reduction;

F	is the Defaulting Party’s Percentage Interest in the Company immediately before the reduction (disregarding for purposes of this variable (i) all Unpaid Called Sums in respect of which the Dilution Notice has been issued and any subsequent Called Sums which, as at the Dilution Date, are due and payable by the Defaulting Party, and (ii) all corresponding Called Sums paid or, as at the Dilution Date, due and payable by the Non-Defaulting Party);

G	is the Fair Value of the Defaulting Party’s shares in and claims against the Company immediately before the reduction (disregarding for purposes of this variable (i) all Unpaid Called Sums in respect of which the Dilution Notice has been issued and any subsequent Called Sums which, as at the Dilution Date, are due and payable by the Defaulting Party, and (ii) all corresponding Called Sums paid or, as at the Dilution Date, due and payable by the Non-Defaulting Party); and

H	is the total of all Unpaid Called Sums in respect of which the Dilution Notice has been issued and any subsequent Called Sums which, as at the Dilution Date, are due and payable by the Defaulting Party, along with all associated Called Sum Interest.
12.11	Subject to clause 12.13 through clause 12.15, on the Dilution Date, the Parties shall cause (and shall take all actions required to cause, including approving an increase in the authorized share capital of the Company if necessary) the Company to issue such number of additional shares of the Company (for an amount equal to their aggregate nominal value and rounded up to the nearest whole number of shares) to the Non-Defaulting Party as causes the Percentage Interest of the Non-Defaulting Party that has exercised the Dilution Option to be increased by an amount equal to the amount that the Percentage Interest of the Defaulting Party is reduced, as determined by the formula set forth in clause 12.10.
12.12	The Parties acknowledge that, notwithstanding any other provision of this clause 12, the shareholding in the Company of the Defaulting Party may only be reduced in accordance with clause 12.7 through clause 12.11 if the

Defaulting Party was the recipient of the original call or request for payment from the Operator in respect of the relevant Called Sum.
12.13	Where dilution is to occur pursuant to clause 12.7 through clause 12.12, the Called Sums which would have been payable by the Defaulting Party, and all other amounts which were included in the determination of variable “H” in the application of clause 12.10, will, save to the extent already paid pursuant to clause 12.3, be payable to the Company by the Non-Defaulting Party that has exercised the Dilution Option, such payment to be effected on or within three Business Days following the Dilution Date.

12.14	For the avoidance of doubt, any increase in the Percentage Interest of a Non-Defaulting Party pursuant to clause 12.11. and the corresponding reduction in the Percentage Interest of the Defaulting Party, is only effective upon satisfaction by the Non-Defaulting Party of the payment obligations set out in clause 12.13.

12.15	Subject to clause 12.13. effective from a Dilution Date, the obligations of a Party to pay Called Sums falling due after such Dilution Date will be measured by reference to its Percentage Interest as increased or reduced on that Dilution Date.

12.16	Where a determination of the fair value in respect of a Party’s interest in the Company is required (a “Fair Value”), the following provisions will apply:
12.16.1	Each Party will, within ten Business Days, determine (A) its own valuation of the Company (being the value of the assets of the Company net of all liabilities of the Company other than shareholder loans provided to the Company by the Parties) based on the Life of Mine Plan, excluding any Unpaid Called Sums and (B) its estimate of each Party’s Fair Value. Fair Value will be determined as the sum of (Y) each Party’s equity interest in the Company (determined by the value of the Company, as described in sub-clause (A) above, less all shareholder loans provided to the Company by the Parties and multiplied by the relevant Party’s Percentage Interest) and (Z) all shareholder loans provided to the Company by the relevant Party.
12.16.2	Each Party will provide its own estimate of the Fair Value to the other Party at the end of this ten Business Day period. If the two valuations are within 10% of each other, the “Fair Value” shall be the arithmetic mean of the two valuations.
12.16.3	If either Party’s estimate of Fair Value is 110% or greater of the other Party’s valuation, the Parties shall promptly jointly appoint an independent, appropriately qualified independent valuer (who shall be a “suitably qualified and experienced independent expert” for the purposes of the recommendations for the consistent implementation of the European Commission’s Regulation on Prospectuses no 809/2004 published by the Committee of European Securities Regulators and who, in any event, shall be appropriately qualified from both a technical and a financial standpoint) for the purposes of making the determination of Fair Value (a “Valuer”).

12.16.4	If the Parties cannot agree on a Valuer, either may request the President of the Institute of Chartered Accountants in England and Wales to nominate one Valuer and must use all reasonable endeavours to procure the nomination and appointment of the Valuer within 30 days of making the request to the President of the Institute of Chartered Accountants in England and Wales.

12.16.5	For purposes of clause 12.10, the Fair Value will be determined as at immediately before the reduction as described in the definition of “G”, and, for purposes of clause 22.3, the Fair Value will be determined as at the first day of the month following the appointment of the Valuer.

12.16.6	In determining his valuation the Fair Value, the Valuer:
12.16.6.1	may consult with the Parties, which will provide the Valuer with all the information he may reasonably require;

12.16.6.2	may consult with experts on the market for gold and the mineral products to be or being produced by the Parties and who are engaged in making price forecasts on a regular basis, and may also consult other experts as he thinks fit;

12.16.6.3	will be entitled to rely in good faith upon the opinions of any experts or other persons so consulted;

12.16.6.4	will value the Company based solely on the basis of a discounted cash flow analysis based on (i) the Life of Mine Plan most recently approved by the Company Board and the Kibali Board; (ii) the simple arithmetic average of gold price forecasts, as stated in US$ per ounce terms for each calendar year of the Life of Mine Plan, as most recently published, prior to the date the Fair Value is to be determined, by internationally recognised gold analyst firms that cover senior producing gold companies and that provide forecast gold prices, for the first three years including the year that the Fair Value is determined, as well as a real long term gold price forecast. (For the avoidance of doubt, the Parties will each select 10 gold analyst firms for the purposes of determining the simple arithmetic average from these 20 gold price forecasts and determine such arithmetic average by using the gold price forecasts presented or translated on consistent, i.e. real or nominal, monetary terms and the long term gold price forecast shall be deemed effective for all years subsequent to the third year gold price forecast published by each gold analyst firm); (iii) a real discount rate of 5 per cent; and (iv) valuation principles established by the Joint Ore Reserves Committee (JORC);

12.16.6.5	must make his determination independently and without consultation with any other valuer (other than any expert referred to in clause 12.16.6.2); and

12.16.6.6	will act as an expert and not as an arbitrator.
12.16.7	The determination of the Valuer, and the resultant determination of the Fair Value, will be final and binding on the Parties.

12.16.8	The Parties will instruct the Valuer to complete his valuation within 30 days of the date of his appointment, and to deliver a copy of the valuation to each Party by no later than the end of that 30 day period.

12.16.9	The fees and expenses of the Valuer will be borne equally by the Parties.
13.	CONSENSUS MATTERS
13.1	The Parties shall procure that, subject to 13.2, no decision may be taken or done by or in connection with the Company or Kibali without the unanimous consent of the Parties.

13.2	If either Party’s Percentage is 45% or less:
13.2.1	any action of the Company in respect of any matter that is not a Key Decision shall be decided by majority vote of the Company Board; and

13.2.2	no Key Decision may be taken or done by or in connection with the Company or Kibali without the unanimous consent of the Parties, which consent can be provided in writing or at a meeting of the Parties.
13.3	The Parties shall procure that none of the following actions may be taken or done by or in connection with the Company or Kibali without the unanimous consent of the Parties, which consent can be provided in writing or at a meeting of the Parties (“Key Decisions”):
13.3.1	any sale or disposal or encumbrance or hypothecation in any manner whatsoever of any of the Company’s or Kibali’s assets (subject to the provisions of the Kibali JVA), otherwise than in the ordinary course of business, in excess of a transaction value of US $2 million in respect of any one transaction, and in excess of an aggregate transaction value of US$5 million in any Financial Year;

13.3.2	any alteration or variation in the statutes of the Company or Kibali;

13.3.3	any change to the share capital structure of the Company or Kibali;

13.3.4	any change in the issued share capital of the Company or Kibali (except in the circumstances provided in clauses 12.11- 12.15, in which case such consent shall be deemed to have been given);

13.3.5	the formation or acquisition of any subsidiaries of the Company or Kibali;

13.3.6	the entering into any agreement, the making of any offer or the granting of any right capable of becoming an agreement to allot or issue any shares of the Company or Kibali or the issue of any securities convertible into shares or debentures of the Company or Kibali or the issue of any warrants or options with respect to shares of the Company or Kibali;

13.3.7	the borrowing of any money (other than from the Company’s or Kibali’s bankers in the ordinary course of the Company’s or Kibali’s business, respectively) in excess of US$2 million in respect of any one borrowing, and in excess of US$5 million in the aggregate in any Financial Year;

13.3.8	the giving of any security (other than by operation of law) on the assets of the Company or Kibali, except for the purpose of securing any indebtedness incurred by the Company or Kibali, respectively, to its bankers in the ordinary course of its business;

13.3.9	the incurring of capital expenses which, in the aggregate, are in excess of US$5 million in any Financial Year;

13.3.10	the giving of any guarantee or indemnity to secure the liabilities or obligations of any person (other than a subsidiary of Kibali);

13.3.11	the taking of any steps to wind up or terminate the corporate existence of the Company or Kibali or to place it under judicial management (whether provisionally or finally);

13.3.12	the sale, lease, exchange or disposal of the entire undertaking or assets of the Company or Kibali or any substantial part thereof;

13.3.13	the entering into of any lease or licence, or agreement for, or in the nature of, a lease or licence as lessor or licensor, as the case may be, the aggregate value of which shall be in excess of US$5 million;

13.3.14	the entering into of a partnership or of any arrangement for the sharing of profits, union of interests, joint venture or reciprocal concession with any person;

13.3.15	any change in the identity of the bankers or auditors of the Company or Kibali;

13.3.16	any change in the year-end and/or the registered office of the Company or Kibali;

13.3.17	the entering into of any amalgamation, merger or consolidation with any other body corporate;

13.3.18	the amendment of the dividend policy of the Company or Kibali;

13.3.19	the approval of the Annual Budget, the Approved Programme, the Capital Budget and/or the Life of Mine Plan, and/or any material deviation therefrom;

13.3.20	the entering into of any contract by the Company or Kibali relating to the refining of gold, the treatment of gold ore, gold doré or any similar off-take contract or agreement;

13.3.21	the entering into of any contract by the Company or Kibali outside the ordinary course of the business of the Company or Kibali, respectively;

13.3.22	subject to clause 17.3 through clause 17.7, the appointment, removal or termination of the Operator;

13.3.23	the appointment and removal of the appointees of the Company to the Kibali Board;

13.3.24	the appointment and/or the dismissal by Kibali of the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of Kibali;

13.3.25	the conclusion and/or amendment of any agreement, other than the Operator Agreement; and

13.3.26	any further and/or other matter as shall be agreed between the Parties in writing from time to time.
13.4	The Parties acknowledge that, under the terms of section 19 of the Kibali JVA, in the event that OKIMO wishes to sell all or any part of its shares in Kibali, Moto has a pre-emptive right to purchase such shares. The Parties agree that in the event such pre-emptive right is triggered they will promptly meet to determine whether the Company, through Moto, should exercise such pre-emptive right, and if they agree to exercise such right, shall take all necessary steps to acquire such shares.

14.	BANKERS, AUDITORS, REGISTERED OFFICE AND YEAR END OF THE COMPANY

The Parties shall procure that the Financial Year end of the Company shall be the last day of December in each year and the Company Board shall determine the bankers and Auditors of the Company.

15.	ACCOUNTING POLICY

The Parties will procure that:
15.1	the Company and Kibali shall adopt consistent and, as far as possible, uniform policies in the preparation of their statutory annual accounts based on sound and generally accepted accounting principles and practice in their jurisdiction of incorporation and on the basis of international accounting standards;

15.2	the Company and Kibali operate on a sound commercial basis designed to generate the maximum achievable and maintainable profits available for distribution.
16.	VOTING SUPPORT

The Parties mutually undertake each in favour of the other to exercise their respective voting rights in the Company to implement, observe, maintain and support the provisions of this Agreement.

17.	ADMINISTRATION OF THE COMPANY
17.1	Subject always to the overriding control of the Company Board and the Kibali Board, the business and affairs of the Company and, to the extent possible, Kibali will be administered by the Operator, on the basis of and in accordance with the provisions of the Operator Agreement. The Parties acknowledge that the Kibali JVA does not currently contemplate Kibali being managed by an operator, but agree that they will propose through the Kibali Board that Kibali enter into the Operator Agreement or an agreement on substantially similar terms with the Operator to ensure that the Project will be developed in the most efficient manner.

17.2	In carrying out its administration duties, the Operator shall ensure and procure that at all times:
17.2.1	it will comply with the provisions of this Agreement (including the Operator Agreement included as Schedule 1 to this Agreeement);

17.2.2	the Company complies with the provisions of this Agreement and (through its subsidiaries) with the provisions of the Kibali JVA and with any resolution of the Company Board and/or shareholders’ resolutions properly passed;

17.2.3	the Company and Kibali shall comply with their statutory obligations (including obligations in favour of all and any relevant revenue authorities) as well as any other material obligation to any person and, without derogating from the provisions hereof, that the Company and Kibali cause their books to be audited and comply with all the provisions of the laws of Jersey and the Democratic Republic of the Congo; and

17.2.4	the business and affairs of the Company and Kibali are carried on in a prudent, efficient, diligent and conservative manner, which includes sound corporate governance.
17.3	If the Percentage Interest of the Party that is the Operator is 45% or less, the other Party shall have the right to immediately become the Operator without compensation to the then existing Operator.

17.4	Subject to clauses 17.5 and 17.6, upon a Change of Control of the Party that is the then current Operator, the other Party shall have no right to become the Operator.

17.5	Notwithstanding clause 17.4 but subject to clause 17.6, if, in connection with a Change of Control of the Party that is the then current Operator:
17.5.1	in the event that AngloGold or one of its Affiliates is the then current Operator, the Chief Executive Officer of AngloGold as of the date of such Change of Control shall no longer be the Chief Executive Officer (or no longer have responsibilities substantially similar to those he has as of the date of such Change of Control) of AngloGold or its successor entity following such a Change of Control, then RRL (or one of its Affiliates) shall have the right to immediately become the Operator without compensation to the then existing Operator; and

17.5.2	in the event that RRL or one of its Affiliates is the then current Operator, the Chief Executive Officer of RRL as of the date of Change of Control shall no longer be the Chief Executive Officer (or no longer have responsibilities substantially similar to those he has as of the date of such Change of Control) of RRL or its successor entity following such a Change of Control, then AngloGold (or one of its nominees) shall have the right to immediately become the Operator without compensation to the then existing Operator.
17.6	In the event that a Change of Control occurs in relation to AngloGold and the Chief Executive Officer of AngloGold as of the date of such Change of Control shall no longer be the Chief Executive Officer (or no longer have responsibilities substantially similar to those he has as of the date of such Change of Control) of AngloGold or its successor entity following such a Change of Control, while RRL (or one of its Affiliates) is the Operator, the rights granted to AngloGold in sub-clause 17.5.2 shall immediately terminate

17.7	If a Party that is the Operator sells, disposes of, alienates or transfers its shares in the Company subject to the provisions of clause 23, the other Party shall have the right to immediately become the Operator without compensation to the then existing Operator.
17.8	The initial Operator shall be RRL or an Affiliate of RRL.

17.9	Upon any change of the Operator, the Parties agree that this Agreement shall continue in full force and effect.
18.	ANNUAL BUDGET

18.1	The Parties acknowledge that the Annual Budget as it applies to Kibali must be prepared in compliance with the timetable and other requirements of the Kibali JVA. In accordance with clause 13.1, the approval of the Annual Budget, the Approved Programme, the Capital Budget, the Life of Mine Plan and any material deviation therefrom, requires the unanimous consent of the Parties. In the event that the Annual Budget, the Approved Programme, the Capital Budget, the Life of Mine Plan or any material deviation therefrom are not approved by the Parties within 30 days of first being presented to the Parties for approval, then a deadlock shall be declared and the Parties shall resolve the deadlock in accordance with clause 30.

19.	[INTENTIONALLY OMITTED]

20.	[INTENTIONALLY OMITTED]

21.	EMPLOYEES

The Parties shall meet as soon as possible after the Signature Date to discuss and finalise the staffing requirements of Kibali, and shall give due consideration to the employment by Kibali of such employees of Moto who are currently seconded to Kibali.

22.	CALL OPTION
22.1	In the event that the Percentage Interest of either Party is 35% or less as a result of failure to fund one or more Called Sums and the resulting exercise of the Dilution Option by the Non-Defaulting Party, such Party (the “Selling Party”) hereby irrevocably grants to the other Party (the “Acquiring Party”) the right to acquire and to require the Selling Party to sell to the Acquiring Party all but not less than all of the shares in and claims against the Company owned by the Selling Party for cash (the “Call Option”).

22.2	The Call Option may be exercised by the Acquiring Party by providing written notice to the Selling Party and the Operator at any time in the 30 day period beginning on the date on which the Selling Party’s Percentage Interest was 35% or less. Upon receipt of such written notice, the Selling Party shall be obligated to sell all of its shares in and claims against the Company (the “Minority Interest”) to the Acquiring Party as promptly as practicable.

22.3	The purchase price for the Minority Interest shall be its Fair Value, as determined in accordance with clause 12.16 (however, if RRL is the Selling Party, it may only receive (without approval of its shareholders) such amount of the purchase price which is less than 25% of the market capitalisation of RRL at the time the Call Option is exercised. If the purchase price is above

24.9% of such market capitalisation (the amount of such purchase price in excess of 24.9% being the “Excess”), then RRL may only receive the Excess following approval of its shareholders (if required)).
23.	PRE-EMPTIVE RIGHTS
23.1	Either Party shall have the absolute right to sell or otherwise dispose of or alienate or transfer its shares in and claims against the Company provided that such sale, disposal, alienation or transfer is conducted in accordance with the provisions of this clause 23.

23.2	In connection with any potential sale, disposal, alienation or transfer of its shares in or claims against the Company, either Party shall have the right to provide confidential information about the Company, Kibali and the Project to any potential third party acquiror or transferee provided that such third party acquiror or transferee enters into an appropriate confidentiality agreement with the Company on no less restrictive terms than as provided in the form annexed hereto as Schedule 2.

23.3	Neither Party shall be entitled to dispose of any of its shares in the Company unless it shall, in one and the same transaction dispose of all of its shares in and all of its claims (in the form of shareholder loans) against the Company.

23.4	If either of the Parties (the “Seller”) intends to sell or otherwise dispose of or alienate or transfer its shares in and its claims against the Company (the “Interest”), the Seller shall in good faith approach and deliver to the other Party (the “Offeree”) a written notice (the “Sale Notice”) stating:
23.4.1	such intention to dispose of its Interest; and

23.4.2	that it is willing to sell the Interest to the Offeree for consideration wholly in cash at the price (the “Initial Offer Price”) specified in the Sale Notice (the “Initial Offer”).
23.5	The Initial Offer Price shall be determined by the Seller, acting reasonably and in good faith in anticipation of the value it anticipates to realise for the Interest and based on the most recently approved Life of Mine Plan and the Seller’s view, in its sole discretion, of the potential upside of the Project, the gold price and economic parameters.

23.6	The Offeree may, at any time within 30 days following the receipt of the Sale Notice, irrevocably accept the Initial Offer contained in the Sale Notice in full and not in part only by giving written notice to that effect to the Seller, but subject to obtaining all necessary regulatory or third party approvals or consents. The Seller and the Offeree shall, within a period to be mutually agreed between the Seller and the Offeree acting reasonably, following the irrevocable acceptance by the Offeree of the Initial Offer, and in any event as promptly as practicable, complete the purchase and sale of the Interest for the cash consideration specified in the Sale Notice, which completion shall include the delivery of the Interest by the Seller to the Offeree together with a share transfer form and an assignment (if applicable) of the loan accounts, duly signed by the Seller as transferor and assignor and left blank as to transferee and assignee, against payment of the purchase price in an amount equal to the cash consideration specified in the Sale Notice in the form of cleared funds received in the Seller’s bank accounts. Such period may be extended by mutual agreement of the Parties, acting reasonably, in the event of unforeseen circumstances. The Offeree shall undertake all commercially reasonable endeavours to obtain all necessary regulatory or third party approvals or consents as specified in its acceptance of the Initial Offer as promptly as practicable.

23.7	During the 30 day period referred to in clause 23.6 the Initial Offer shall be irrevocable. The Offeree shall not be entitled to withdraw its acceptance of the Initial Offer following its acceptance thereof, but the obligation to complete the purchase of the Interest shall be subject to obtaining all necessary regulatory or third party approvals or consents within the period as agreed between the Seller and the Offeree in accordance with clause 23.6.

23.8	If the Offeree rejects or does not accept the Initial Offer in full within 30 days of the receipt of the Sale Notice, or if the Offeree fails to complete the purchase of the Interest within the period mutually agreed between the Seller and the Offeree following the irrevocable acceptance by the Offeree of the Initial Offer, as referred to in clause 23.6 (other than in the event of unforeseen circumstances, in which case the Parties may mutually agree, acting reasonably, to extend the period as per clause 23.6), the Seller shall be entitled to seek offers to acquire the Interest at any time in the 180 day period commencing on the date that Offeree rejects the Initial Offer (the “Sale Period”) from any third party acquiror.

23.9	If the Seller elects to sell the Interest in the Sale Period, it shall, no later than the 180th day of the Sale Period, deliver to the Offeree a written notice (the “Update Notice”) stating:
23.9.1	that the Seller has received one or more irrevocable cash offers (which offers may be subject only to obtaining all necessary regulatory or third party approvals or consents and financing) from one or more unidentified third party acquirors for the Interest (each, an “Offer”). An Offer shall include an irrevocable undertaking by the third party acquiror that it shall as a condition of the acquisition execute a Deed of Adherence confirming that such third party acquiror will be bound by this Agreement as a Party;

23.9.2	the cash purchase price range for the Interest, setting out the cash value of each Offer received (the “Cash Purchase Price Range”), and

23.9.3	the date (which shall be 30 days from the date of the Update Notice) on which it will deliver to the Offeree a written notice confirming its final acceptance of an Offer subject to clause 23.11 (the “Final Notice”).
23.10	The Seller shall be required to revise any Update Notice between the date of serving such initial Update Notice to the Offeree and the date of providing the

Final Notice to the Offeree should there be any revision in the Cash Purchase Price Range.

23.11	The Seller shall be entitled to deliver the Final Notice to the Offeree at any time within the Sale Period, provided that an Update Notice has been delivered to the Offeree at least 30 days prior to the delivery of the Final Notice. The Final Notice shall state
23.11.1	that the Seller has received an Offer including the irrevocable undertaking in relation to the Deed of Adherence referred to in clause 23.9.1;

23.11.2	the cash purchase price for the Interest in the Offer (the “Final Offer Price”);

23.11.3	that the Seller is willing to sell the Interest to the Offeree, for consideration wholly in cash at the Final Offer Price (the “Final Offer”);

23.11.4	that the Offer is fully financed or such funding is fully guaranteed, subject only to receipt of all necessary regulatory or third party approvals and consents, which may include shareholder approval, all approvals required within the Democratic Republic of the Congo for the acquisition of the Interest and other regulatory approvals (to be obtained within the period referred in to in clause 23.14) and the Offeree rejecting the Final Offer; and

23.11.5	the name of the third party whose Offer has been accepted subject to clause 23.11.4 (the “Third Party Purchaser”).
23.12	The Offeree may, at any time within 10 Business Days following the receipt of the Final Notice, irrevocably accept the Final Offer contained in the Final Notice in full and not in part only by giving written notice to that effect to the Seller, but subject to obtaining all necessary regulatory or third party approvals or consents. The Seller and the Offeree shall, within a period to be mutually agreed between the Seller and the Offeree acting reasonably following the irrevocable acceptance by the Offeree of the Final Offer and in any event as promptly as practicable, complete the purchase and sale of the Interest for the consideration specified in the Final Notice, which completion shall include the delivery of the Interest by the Seller to the Offeree together with a share transfer form and an assignment (if applicable) of the loan accounts, duly signed by the Seller as transferor and assignor and left blank as to transferee and assignee, against payment by the Offeree of the purchase price in an amount equal to the cash consideration specified in the Final Notice in the form of cleared funds received in the Seller’s bank accounts. Such period may be extended by mutual agreement of the Parties, acting reasonably, in the event of unforeseen circumstances. The Offeree shall undertake all commercially reasonable endeavours to obtain all necessary regulatory or third party approvals and consents as specified in its acceptance of the Final Offer as promptly as practicable.

23.13	During the 10 Business Day period referred to in clause 23.12 the Final Offer shall be irrevocable. The Offeree shall not be entitled to withdraw its acceptance of the Final Offer following its acceptance thereof, but the obligation to complete the purchase of the Interest shall be subject to obtaining all necessary regulatory or third party approvals or consents within the period as agreed between the Seller and the Offeree in accordance with clause 23.12. If the Offeree accepts the Final Offer but does not complete the purchase of the Interest within the period as agreed between the Seller and the Offeree in accordance with clause 23.12 (other than in the event of unforeseen circumstances, in which case the Parties may mutually agree, acting reasonably, to extend the period as per clause 23.12), then the Seller shall be entitled to sell the Interest to a third party acquiror for a cash consideration without further recourse to the Offeree under the provisions of this clause 23.

23.14	If the Offeree rejects or does not accept the Final Offer in full within the 10 Business Day period referred to in clause 23.12, the Seller shall be entitled to sell the Interest to the Third Party Purchaser. The Seller and the Third Party Purchaser shall, within a period to be mutually agreed between the Seller, the Third Party Purchaser and the Offeree acting reasonably, following the rejection by the Offeree of the Final Notice and in any event as promptly as practicable, complete the purchase by the Third Party Purchaser, and sale by the Offeree, of the Interest for the consideration specified in the Final Notice, which completion shall include the delivery of the Interest by the Seller to the Third Party Purchaser together with a share transfer form and an assignment (if applicable) of the loan accounts, duly signed by the Seller as transferor and assignor and left blank as to transferee and assignee, against payment by the Third Party Purchaser of the purchase price in an amount equal to the cash consideration specified in the Final Notice in the form of cleared funds received in the Seller’s bank accounts and delivery of the Deed of Adherence to the Offeree. Such period may be extended by mutual agreement of the Parties, acting reasonably, in the event of unforeseen circumstances. The Third Party Purchaser and the Seller shall undertake all commercially reasonable endeavours to obtain all necessary regulatory and third party approvals or consents as specified in its Final Offer per clause 23.11.4 as promptly as practicable.

23.15	If the Third Party Purchaser fails to complete the purchase of the Interest within the period mutually agreed between the Seller, the Third Party Purchaser and the Offeree acting reasonably as referred to in clause 23.14 (other than in the event of unforeseen circumstances, in which case the Parties may mutually agree, acting reasonably, to extend the period), the sale process set out in this clause 23 shall be terminated.

23.16	The Offeree agrees, and the Parties agree that they shall procure the Company, the Operator and, to the extent possible, Kibali, to fully cooperate with, and shall not disrupt or act in any way to adversely influence, any sale process initiated by the Seller in accordance with the terms of this clause 23 The Parties further agree that the sale process will be conducted in good faith and in a manner that will minimize site visits to the Project and disruption to the normal business of Kibali.

23.17	Notwithstanding the other provisions of this clause 23, any member of the AngloGold Group or of the Randgold Group shall be entitled freely and without complying with the provisions of this clause 23 to transfer its shares in or claims against the Company to any other member of the AngloGold Group or the Randgold Group, as the case may be and any transferee shall similarly be entitled to transfer such shares in and claims against the Company to any other member of the AngloGold Group or the Randgold Group, as the case may be; provided that:
23.17.1	any such transferee shall as a condition of the transfer execute a Deed of Adherence confirming that such transferee will be bound by this Agreement as a Party;

23.17.2	should any transferee cease to be a member at any time of the AngloGold Group or the Randgold Group, as the case may be, then prior to such cessation, such transferee shall be obliged, and RRL and AngloGold, as the case may be, shall procure that such transferee transfers the shares in and claims against the Company to another company which is then a member of the AngloGold Group or the Randgold Group, as the case may be; and

23.17.3	RRL and AngloGold, as the case may be, guarantee the due and proper performance by any such transferee of its obligations in terms of this Agreement.

23.18	No Party shall intentionally avoid its obligations under this clause 23 by (i) transferring its shares in or claims against the Company to one or more Affiliates and then transferring all or part of its interest in such Affiliate or Affiliates to a third party or (ii) indirectly transferring its shares in or claims against the Company by selling, transferring or otherwise disposing of entities that have a beneficial interest in the shares in or claims against the Company.
24.	BOOKS AND ACCOUNTS

The Parties shall each be entitled to examine the separate books and accounts kept by the Company and Kibali and to be supplied with all relevant information, including, without limiting the generality of the foregoing, monthly management accounts and operating statistics and such other trading and financial information in such form as they may reasonably require, to keep each of them properly informed about the business of the Company and any subsidiary of the Company and generally to protect their interests. In addition, upon five Business Days’ notice, the Company shall provide to any Party such specific financial information concerning the Company, Kibali and the Project to the extent reasonably required in connection with the accounting or tax filing obligations of any Party.

25.	COSTS

The Parties shall each bear their own costs incidental to the negotiation and preparation of this Agreement.

26.	RELATIONSHIP OF THE PARTIES

The relationship of the Parties shall be governed by the terms of this agreement and nothing contained herein shall be deemed to constitute a partnership, or the like between them and neither shall they by reason of the actions of any one of them incur any personal liability as co-partners to any third party and neither of them shall be entitled or authorised to represent or hold out to any third party that the relationship between them is that of a partnership, or the like as aforesaid.

27.	NOTICES
27.1	A notice or other communication under or in connection with this Agreement shall be:
27.1.1	in writing;

27.1.2	in the English language; and

27.1.3	delivered personally or sent by first class post pre-paid recorded delivery (and air mail if overseas) or by email to the Party due to receive the notice to the address or email address (as applicable) set out in or clause 27.3 or to an alternative address or email address (as applicable) notified to the other Party in accordance with this clause 27 by that Party, such notification having been received by the other Party not less than seven days before the notice was dispatched.
27.2	Unless there is evidence that it was received earlier, a notice is deemed given if:
27.2.1	delivered personally, when left at the address referred to in clause 27.3;

27.2.2	sent by mail, except air mail, two Business Days after posting it:

27.2.3	sent by air mail, six Business Days after posting it; and

27.2.4	sent by email, 48 hours after being sent.
27.3	The address referred to in clause 27.1.3, other than in respect of notice pursuant to clause 12.3, is:

Marked for the
Name of party	Address	Email address	attention of
AngloGold	76 Jeppe Street Newtown Johannesburg, 2001 South Africa	LEatwell@AngloGoldAshanti.com	The Company Secretary

Marked for the
Name of party	Address	Email address	attention of
RRL	La Motte Chambers La Motte Street St. Helier Jersey JE1 1BJ Channel Islands	dhaddon@randgoldresources.com	The Company Secretary
27.4	The address referred to in clause 27.1.3 in respect of notice pursuant to clause 12.3 is:

Marked for the
Name of party	Address	Email address	attention of
AngloGold	76 Jeppe Street Newtown Johannesburg, 2001 South Africa	SVenkat@AngloGoldAshanti.com	Srinivasan Venkat

RRL	La Motte Chambers La Motte Street St. Helier Jersey JE1 1BJ Channel Islands	GShuttleworth@randgoldresources.com	Graham Shuttleworth
28.	GOVERNING LAW

This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, English law. Any non-contractual obligations arising out of or in connection with this Agreement are governed by English law.

29.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

30.	DISPUTE RESOLUTION
30.1	Any dispute or deadlock between the parties in regard to
30.1.1	the interpretation of;

30.1.2	the effect of;

30.1.3	the Parties’ respective rights and obligations under;

30.1.4	a breach of; or

30.1.5	any matter arising out of
30.1.6	this Agreement shall be referred to the Chief Executive Officers of each Party. The Chief Executive Officers shall meet (in person or by teleconference) as soon as possible and in any event within ten Business Days after referral of the dispute to them, and shall use their respective reasonable endeavours to resolve the dispute or deadlock.
30.2	If an amicable resolution is not reached between the Chief Executive Officers at such meeting (or at subsequent meetings if agreed between both Chief Executive Officers), then as quickly as possible and in any event within 30 days after such meeting, the Company Board shall select an independent expert to review and make a final determination of the dispute or deadlock.

30.3	The expert shall be selected unanimously by all of the directors in accordance with the following guidelines: if the matter in dispute substantially or predominately concerns (w) a technical issue, then the Company Board shall in good faith attempt to appoint as expert an appropriate independent mining or technical consultant reasonably satisfactory to the directors, (x) a legal issue, then the Company Board shall in good faith attempt to appoint as expert an independent lawyer or law firm reasonably satisfactory to the directors, (y) a financial issue, then the Company Board shall in good faith attempt to appoint as expert a financial advisor or investment bank satisfactory to the directors, and (z) an accounting issue, then the Company Board shall in good faith attempt to appoint as expert an accounting firm or advisor satisfactory to the directors, in each case to act in relation to such dispute or deadlock and to render a decision in respect thereof. If the matter in dispute substantially or predominately concerns more than one issue listed in the immediately preceding sentence or other issues, then the Company Board shall in good faith attempt to appoint an expert with sufficient expertise to render a decision with respect to such matter. If the directors are unable to unanimously select an expert in accordance with the forgoing within such 30 day period, then the Company Board shall make a formal submission under the Rules of Arbitration of the International Chamber of Commerce to appoint a single arbitrator who shall be appointed to select an expert to resolve the matter in dispute or deadlock.

30.4	Any decision of the expert shall be final and binding on the Parties.

30.5	The expert may take such advice and assistance from professional advisers or other third parties as he or she reasonably considers appropriate to enable him or her to reach a determination. The costs of any adviser(s) shall be borne by the Parties equally.

30.6	The costs of the expert shall be borne by the Parties equally.

30.7	Judgment on the decision of the expert may be entered in any court having jurisdiction thereof or having jurisdiction over the Parties or their assets. The

Parties further undertake to carry out without delay the provisions of any decision of the expert.
30.8	If the decision of the expert requires a Party to provide additional funding to the Company and that Party does not wish to or is not able to provide such funding, then the other Party shall be entitled to trigger the Dilution Option within a period ending 30 days after the date on which the expert provides his decision in respect of the dispute or deadlock to the Parties. Dilution will be based on the proportion that the amount of additional funding required as determined by the expert bears to the Fair Value as defined and determined in in accordance with clause 12.16.
31.	CONFIDENTIALITY
31.1	Each Party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:
31.1.1	the provisions of this Agreement;

31.1.2	the negotiations relating to this Agreement;

31.1.3	the subject matter of this Agreement; and/or

33.1.4	the other Party.
31.2	Either of the Parties may disclose information which would otherwise be confidential if and to the extent:
31.2.1	required by law;

31.2.2	required by any securities exchange or regulatory or governmental body to which such Party is subject, wherever situated, whether or not the requirement for information has the force of law;

31.2.3	required to vest the full benefit of this Agreement in each of the Parties;

31.2.4	disclosed to the professional advisors, auditors and bankers of each of the Parties;

31.2.5	the information has come into the public domain through no fault of any of the Parties;

31.2.6	as permitted by clause 23.2 of this Agreement; or

31.2.7	the other Party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed.

32.	GENERAL
32.1	This document constitutes the sole record of the agreement between the Parties in regard to the subject matter thereof.

32.2	Neither Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

32.3	No addition to, variation or consensual cancellation of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of all the Parties.

32.4	No indulgence which either of the Parties (“the grantor”) may grant to any other of them (“the grantee”) shall constitute a waiver of any of the rights of the grantor, who shall not thereby be precluded from exercising any rights against the grantee which might have arisen in the past or which might arise in the future.

32.5	The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

32.6	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.
33.	SEVERABILITY
Each provision in this Agreement is severable from all others, notwithstanding the manner in which they may be linked together or grouped grammatically, and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions, phrases, sentences, paragraphs and clauses shall nevertheless continue to be of full force. In particular, and without limiting the generality of the foregoing, the Parties hereto acknowledge their intention to continue to be bound by this Agreement notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force.

EXECUTED by the Parties as of July 16, 2009:

Signed by	)	/s/ S. Venkatakrishnan	/s/ Paul JG. Dennison

for and on behalf of	)	S. Venkatakrishnan	Paul JG. Dennison
ANGLOGOLD ASHANTI LIMITED:	)	Executive Director - CFO	Vice President — Mergers & acquisitions
Dated: 16 July 2009

Signed by	)	/s/ G. Shuttleworth	/s/ D. Mark Bristow

for and on behalf of	)	G. Shuttleworth	D. Mark Bristow
RANDGOLD RESOURCES LIMITED:	)	C.F.O.	C.E.O.
Dated: 16/7/2009

Schedule 1
Operator Agreement

OPERATOR AGREEMENT
among
KIBALI MINING S.P.R.L.,
[JVCO]
and
[THE OPERATOR]

Table of Contents

1. THE PARTIES	1
2. INTERPRETATION	1
3. INTRODUCTION	7
4. [INTENTIONALLY OMITTED]	7
5. APPOINTMENT	7
6. DURATION	8
7. THE SERVICES	8
8. REMUNERATION	8
9. REPORTING	9
10. ACCESS	10
11. ACCOUNTS	10
12. FORCE MAJEURE	11
13. CONFIDENTIALITY	11
14. BREACH	11
15. ASSIGNMENT	13
16. NOTICES	13
17. COSTS	14
18. RELATIONSHIP OF THE PARTIES	14
19. GOVERNING LAW	14
20. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	14
21. DISPUTE RESOLUTION	14
22. GENERAL	15
23. SEVERABILITY	15
SCHEDULE 1	1
1. RELATIONSHIP OF THE PARTIES	1
2. MANDATE	1
3. THE SERVICES	1
SCHEDULE 2	1
1. ENTITLEMENT	1
2. REIMBURSEMENT	1
3. PRE-CONSTRUCTION EXPLORATION FEE	2
4. MANAGEMENT FEE	2
5. SPECIAL INVESTIGATION WORK	3
6. OTHER WORK	3
7. RE-NEGOTIATION OF REMUNERATION	3
SCHEDULE 3	1

OPERATOR AGREEMENT
1.	THE PARTIES
1.1	KIBALI MINING s.p.r.l.

1.2	[JVCO]

1.3	[OPERATOR — AN AFFILIATE OF RANDGOLD RESOURCES LIMITED]
2.	INTERPRETATION
2.1	The headnotes to the clauses of this Agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.2	Unless inconsistent with the context, the expressions set forth below shall bear the following meanings:

“Acquisition”	has the meaning set forth in the Bid Agreement;

“Affiliates”	in respect of any company, its holding company and the direct and indirect subsidiaries of its holding company;

“Agreement”	this Operator Agreement, together with its schedules;

“AngloGold”	AngloGold Ashanti Limited, a company with limited liability, incorporated in accordance with the laws of the Republic of South Africa;

“Annual Budget”	the budget of the Project and Kibali in respect of each Financial Year which shall include the Annual Operating Budget, Capital Budget and the Projected Cash Flow Statement for such Financial Year;

“Annual Operating Budget”	the programme and budget for the operation of each of the Project and Kibali in respect of each Financial Year, which includes (but is not limited to) the estimated monthly Operating Costs and revenues of the Mine;

“Approved Programme”	a Programme which has been approved by the Kibali Board;

“Area”	the exploitation area more fully described in the Exploitation Permits;

“Bid Agreement”	the agreement dated as of July 16, 2009 between AngloGold and RRL, entered into concurrently with the JV Agreement;

“Business Day”	every day except Saturdays, Sundays and official public holidays in the Democratic Republic of Congo;

“Capital Budget”	the capital programme and budget in respect of the development, construction and operation of each of the Project and Kibali, which, in the case of the Project, shall be consistent with the Mining Plan;

“Capital Costs”	all costs of the Project or Kibali which are treated as capital costs in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Commencement Date”	[•], or such later date as the Parties may agree in writing;

“Commercial Production”	the date on which Kibali shall sell the first gold produced by the Mine, excluding any gold produced during the course of test operations;

“Company”	[JVCO], a company incorporated under the laws of Jersey;

“Company Board”	the board of directors of the Company as constituted from time to time;

“Deed of Adherence”	a deed in the form set out in Schedule 3;

“Development”	all preparation for the removal and recovery of ore and the generation of Production, the construction of the Mine, and the construction and maintenance of all facilities required in respect of mining, handling, milling, processing and/or other beneficiation of Production;

“Exploitation”	exploitation by Kibali in terms of and in accordance with the Exploitation Permit;

“Exploitation Permit”	the exploitation permits (“Permis d’Exploitation”) entitling Kibali to exploit and to mine for Metals in, on and under the Area as set out in Annex 3 to the Kibali JVA;

“Exploration”	exploration for Metals within the Area;

“Financial Year”	the financial year of Kibali, ending on 31 December of every year;

“JV Agreement”	that certain Joint Venture Agreement, dated July 16, 2009, to which this Operator Agreement is annexed as Schedule 1, pursuant to which RRL and AngloGoId have recorded the terms and conditions of their

2

relationship as shareholders of the Company;

“Kibali”	Kibali Mining s.p.r.l., a company registered in the Democratic Republic of the Congo, previously known as Borgakim Mining s.p.r.l., the company that shall carry on the Project and all matters reasonably necessary in connection with the Project;

“Kibali Board”	the board of directors (“Conseil d’Administration”) of Kibali as constituted from time to time;

“Kibali Deposit”	all deposits of Metals in the Area, including (but not limited to) the deposits of Metals identified by the feasibility study undertaken in respect of such deposits in the Area;

“Kibali JVA”	the Joint Venture Agreement dated 10 March 2009 among Moto Goldmines Limited, L’Office des Mines d’or de Kilo-Moto, Border Energy Pty Ltd and Borgakim Mining s.p.r.l. in respect of the establishment and conduct of business by Kibali;

“Life of Mine Plan”	the Mining Plan and Projected Cash Flow Statement for each Financial Year over the remaining Life of the Mine as prepared during each Financial Year together with the Annual Budget for each of the Project and Kibali (being the “Business Plan” and “Budget” contemplated by Article 11 of the Kibali JVA);

“Life of the Mine”	in relation to the Project, the expected term of mining operations and subsequent rehabilitation and remediation activities;

“Marketing”	the marketing of all metals produced as a result of Exploitation, including (without limitation) transacting and administration services for all gold sales, Metals sales but excludes, for the avoidance of doubt, Metals hedging activities;

“Metals”	gold, silver, platinum group metals, and all associated metals, including the ores thereof;

“Mine”	the mine workings and access thereto to be established in respect of the Exploitation of the Kibali Deposit, including (but not limited to) open pits, underground mine workings and facilities (whether underground or not), machinery, equipment, housing, oxide and/or sulphide plants and tailings dams, transport facilities, and all other facilities relating to and connected with

3

the Exploitation by Kibali of the Kibali Deposit;

“Mining Code”	Law No. 007/2002 of 11 July 2002 relating to the mining code of the Democratic Republic of the Congo, as amended from time to time;

“Mining Plan”	a time related schedule of tonnages and grade of ore to be extracted from the Mine, together with the proposed sequence of waste removal and ore exposure, the tonnages and grade of ore to be processed by oxide and sulphide plants of the Mine and the tonnages and grades of ore to be stockpiled, as envisaged on an annual basis, from the Mine over the remaining Life of the Mine as included in the Annual Budget and the Life of Mine Plan;

“Moto”	Moto Goldmines Limited, a company incorporated under the laws of the Province of British Columbia;

“OKIMO”	L’Office des Mines d’or de Kilo-Moto, a public corporation of the Democratic Republic of the Congo and holder of a 30% interest in Kibali;

“Operating Costs”	all costs of the Project or Kibali which are treated as operating costs in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Operator”	[•], a company incorporated in the Democratic Republic of the Congo or in such other jurisdiction as mutually agreed by the parties to the Kibali JVA that will not present any adverse consequences to Kibali, the Kibali JVA or the Company, and each person subsequently appointed from time to time to act as the operator of Kibali in accordance with the terms of this Agreement;

“Outside Consultant”	any independent consultant who is not an employee of the Operator or its Affiliates providing professional or expert services of any nature to the Project or Kibali;

“Outside Firm”	any company, firm or association of persons which is not an Affiliate of the Operator, providing professional or expert services of any nature to the Project or Kibali;

“Parties”	Kibali, the Company and the Operator;

“Production”	the production of Metals;

4

“Programme”	any programme to carry out Exploitation and Development in the Area including, if applicable, a written document setting out reasonable detail of and in connection with:

(i) the outline of any and all research, exploration, evaluation, Development, construction, mining and/or other work proposed to be carried out during any Programme; and

(ii) the estimated cost of such work;

“Project”	Exploitation, Development, Production, Marketing of Metals, and generally the operation of the Mine by Kibali;

“Projected Cash Flow Statement”	a detailed estimate of all revenue receipts and cash expenses (including all Capital Costs as covered by the Capital Budget as well as Operating Costs and applicable taxes and royalties payable under the Mining Code and/or the Kibali JVA) in respect of each of the Project or Kibali for each Financial Year of the Life of Mine Plan;

“Reimbursable Costs”	the total of all costs reasonably and necessarily incurred by the Operator, its Affiliates, servants, agents and/or employees in connection with and/or arising from the provision of the Services, including (without limitation):

(i)    a portion of all salaries, wages, bonuses and/or emoluments paid by the Operator to employees or secondees of the Operator or its Affiliates (which, for the avoidance of doubt, shall not include the Senior Executives unless as mutually agreed by the parties to the Kibali JVA) who are employed by, or seconded to, the Mine in connection with and/or for the purposes of the provision of the Services, pro rated on the basis set out in clause 2.2 of Schedule 2;

(ii)    all taxes, workmen’s compensation premiums and other insurance premiums, and all costs associated with the employment of such employees and secondees to the Mine, including (but not limited to) foreign service allowances and travelling expenses in respect of which the Operator or its Affiliates is liable in respect of its employees;

5

(iii) the charges of Outside Consultants and Outside Firms who shall deliver services and/or sell goods or commodities to Kibali, paid by the Operator or its Affiliates;

(iv) the costs of Special Investigation. Work; and

(v) the cost of materials and other goods and/or services supplied by any third party in connection with the provision of the Services paid by the Operator;

“Remuneration”	the remuneration set out in Schedule 2;

“RRL”	Randgold Resources Limited;

“Rules”	has the meaning set forth in clause 21;

“Sales”	the gross revenue generated from the sale of all Metals;

“Senior Executives”	means the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of RRL;

“Services”	the services set out in Schedule 1;

“Signature Date”	the date of last signature of this Agreement;

“Special Investigation Work”	undertaking on behalf of Kibali and in respect of the Project of special feasibility and/or other studies, surveys, reports or any other work of a similar nature or consultative services undertaken by the Operator or an Outside Consultant or Outside Firm appointed by the Operator in accordance with the terms of this Agreement;

“State”	the Democratic Republic of the Congo; and

“Treatment”	the treatment of all ore mined in the course of Exploitation, in order to produce Metals.
2.3	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision of this Agreement.

2.4	Any reference to an enactment is to that enactment as at the Signature Date.

2.5	Unless inconsistent with the context, an expression which denotes:
2.5.1	any gender includes the other genders;

6

2.5.2	a natural person includes an artificial person and vice versa;

2.5.3	the singular includes the plural and vice versa.
2.6	Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that the term has not been defined in this interpretation clause.

2.7	The schedules to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules.
3.	INTRODUCTION
3.1	Kibali:
3.1.1	intends to undertake the Project in accordance with the requirements and stipulations of the Kibali JVA; and

3.1.2	wish to appoint the Operator as a sub-contractor to be the operator of the Project and Kibali.
3.2	The Operator:
3.2.1	carries on business as the operator of mines; and

3.2.2	wishes to be appointed as the operator of the Project and Kibali.
3.3	The Parties wish to record their agreement in writing.
4.	[INTENTIONALLY OMITTED]

5.	APPOINTMENT
5.1.	Kibali hereby appoints the Operator, as a sub-contractor, to be the operator of the Project and Kibali’s business, and the Operator hereby accepts the appointment, on the terms and conditions set out in this Agreement.

5.2	The Company hereby appoints the Operator, as a sub-contractor, to prepare any statutory financial or other reports as required by the Company or other services requested under the JV Agreement, and the Operator hereby accepts the appointment, on the terms and conditions set out in this Agreement.

5.3	The Operator shall act in accordance with the terms of this Agreement subject at all stages to the overall control of and accountability to the Kibali Board and, where applicable, for any statutory financial or other reports as required by the Company the Company Board. Without limiting the generality of the foregoing and, the Operator shall not, without the written authority of the Kibali Board, be entitled to, nor shall it:

7

5.3.1	do anything which results or may result in a material change in the business of Kibali or any Exploitation Permit;

5.3.2	sell, lease, dispose of and/or hypothecate of the Project and/or any of Kibali’s material assets;

5.3.3	abandon any rights in respect of the Area;

5.3.4	do anything which brings about any material deviation from the Annual Operating Budget, the Capital Budget, the Annual Budget, the Mining Plan or the Life of Mine Plan; or

5.3.5	do anything which brings about any material deviation from the Approved Programme in respect of Exploitation;
6.	DURATION
6.1	Notwithstanding the Signature Date having occurred, this Agreement and the appointments hereunder shall commence on the Commencement Date, and shall, subject to clause 6.2, terminate on the earliest of:
6.1.1	the final termination of the Exploitation Permit (it being recorded that the Parties may from time to time request the State to extend the duration of the Exploitation Permit);

6.1.2	the giving of 12 (twelve) calendar months’ written notice by Kibali or, where applicable, the Company, to the Operator; and

6.1.3	the giving of 12 (twelve) calendar months’ written notice by the Operator to Kibali and the Company.
6.2	In the event that pursuant to the JV Agreement the Operator ceases to be the operator of the Project and Kibali pursuant to the terms of this Agreement, and a new party, which may or may not be an affiliate of RRL or AngloGold, is entitled pursuant to the JV Agreement to become the operator of the Project and Kibali, that party shall become the operator of the Project and Kibali subject to the approval of the Kibali Board and will act in accordance with this Agreement subject in all respects to the overall control of and accountability to the Kibali Board.
7.	THE SERVICES

The Operator shall provide the Services to Kibali, the Project and the Company on the basis set out in Schedule 1.
8.	REMUNERATION

The Operator shall be remunerated in respect of the Services on the basis set out in Schedule 2.

8

9.	REPORTING
9.1	The Operator shall report to Kibali in respect of its operation of the Mine fully and on an ongoing basis. Without limiting the generality of the foregoing, the Operator shall provide the members of the Kibali Board (in respect of the Mine, the Project and Kibali), as well as any party to either the Kibali JVA or the JV Agreement (being, initially, OKIMO, RRL and AngloGold), as applicable, from time to time:
9.1.1	by no later than 21 (twenty-one) days after the end of each calendar month for the duration of this Agreement, monthly management accounts in respect of the Project and Kibali, which shall include (but not be limited to) a status report in respect of the Mine and the current financial statements of Kibali;

9.1.2	by not later than 31 March (or by such earlier date as may be required by OKIMO, RRL or AngloGold for their statutory reporting purposes) of each year for the duration of this Agreement, audited financial statements of Kibali prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board;

9.1.3	any financial and/or other information which any member of the Kibali Board, the Company or any party to either the Kibali JVA or the JV Agreement may reasonably request;

9.1.4	by not later than 31 March of each year for the duration of this Agreement, copies of the annual income tax return, together with relevant supporting documentation, for submission by Kibali to the State;

9.1.5	not less than 10 (ten) Business Days prior to the meetings of the Kibali Board convened for the purpose of considering and approving, with or without amendment, the Annual Budget (including the Projected Cash Flow Statement), the Mining Plan and the Life of Mine Plan, copies of the Annual Budget (including the Projected Cash Flow Statement), the Mining Plan and the Life of Mine Plan, as applicable (which meetings shall be held annually). For the purposes of this clause 9.1.5, the Annual Budget shall include the Annual Operating Budget and the Capital Budget which shall have been prepared by the Operator in accordance with the terms of this Agreement;

9.1.6	at the time set out in clause 9.1.5, the programme for the implementation of the Mining Plan which specifies in reasonable detail the Development, construction, mining and/or other work proposed to be carried out during the Financial Year and the estimated costs thereof;

9.1.7	as soon as practicable, details of any proposed material modifications to the Annual Budget (including the Projected Cash

9

Flow Statement), the Mining Plan, the programme referred to in clause 9.1.6 or the Life of Mine Plan; and

9.1.8	as soon as practicable, reports on any extraordinary events materially affecting the Mine, the Project or the affairs of Kibali.
9.2	The Operator shall assist Kibali in complying with any reporting obligations under loan or similar agreements, provided that Kibali shall be and remain responsible for the accuracy and completeness of its compliance with such reporting obligations, and further provided that the Operator shall not be liable in respect of any claim, damage, loss or expense suffered or incurred by Kibali in connection with or arising from any failure by Kibali to timely and fully comply with its reporting obligations, save in the event of negligence or misconduct on the part of the Operator.
10.	ACCESS

Kibali, the members of the Kibali Board and, with the prior approval of Kibali, representatives of any party to either the Kibali JVA or the JV Agreement shall be entitled at all stages and at any time to access to the Mine and to all records of whatever nature relating to the Project, including (but not limited to) for the purposes of and in connection with the matter set out in clause 11.3, provided that Kibali, the members of the Kibali Board and any party to either the Kibali JVA or the JV Agreement, as applicable, shall have given reasonable notice to the Operator in respect of their requirements in respect of such access.

11.	ACCOUNTS
11.1	The Operator shall establish and maintain complete and accurate records and accounts of all transactions undertaken by and in connection with the Project and Kibali and shall provide any party to either the Kibali JVA or the JV Agreement with full access thereto at all times and on a timely basis. Such records and accounts shall be kept in accordance with the statutory requirements applicable in the State and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

11.2	All records and statements of account in connection with the Project and Kibali shall be kept in the local currency of the State and in the currency of the United States of America and shall conform in all respects with the law applicable from time to time in the State including (without limitation) in respect of tax and reporting requirements.

11.3	Without derogating from the generality of the foregoing, any party to either the Kibali JVA or the JV Agreement shall be entitled at its own expense to verify the correctness of any and all records and statement of account produced by the Operator for and on behalf of the Project and/or Kibali, and shall be entitled, in addition, from time to time, at its expense, to procure an independent audit of the Project and/or Kibali and their respective affairs, by internationally qualified auditors.

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12.	FORCE MAJEURE
12.1	If any Party is prevented or restricted directly or indirectly from carrying out any or all of its obligations under this Agreement from any cause beyond the reasonable control of that Party (including, without limiting the generality of the foregoing, war, civil commotion, riot, insurrection, strikes, lockouts, fire, explosion, flood and acts of God), the Party so affected shall be relieved of its obligations hereunder during the period that such event and its consequences continue but only to the extent so prevented and shall not be liable for any delay or failure in the performance of any obligations hereunder or loss of damages, either general, special or consequential, which the other Party may suffer due to or resulting from such delay or failure, provided always that written notice shall within 48 (forty-eight) hours of the occurrence constituting force majeure be given of any such inability to perform by the affected Party and provided further that the obligation to give such notice shall be suspended to the extent necessitated by such force majeure.

12.2	The Party invoking force majeure shall use its reasonable endeavours to terminate the circumstances giving rise to force majeure and upon termination of the circumstances giving rise thereto, shall forthwith give written notice thereof to the other Party.

12.3	The Parties agree that, in the event that force majeure occurs as contemplated herein, the duration of this Agreement shall be extended by the period for which such force majeure continues. However, should force majeure last more than 6 (six) months, the Party that has not claimed force majeure may terminate this Agreement upon written notice to the other Party.
13.	CONFIDENTIALITY

The Operator acknowledges that it shall, in the process of delivering the Services, gain information of a confidential nature in respect of the Mine. The Operator hereby irrevocably undertakes not to disclose any confidential information to any party that is not a party to any of this Agreement, the Kibali JVA or the JV Agreement, without the prior written consent of the Kibali Board and the Company Board and in such event any disclosure will be in accordance with the confidentiality agreement (as annexed as Schedule 2 to the JV Agreement) to be entered into between the Operator and such third party prior to the disclosure of any confidential information.

14.	BREACH
14.1	Should any Party (“the defaulting Party”) commit a breach of any of the provisions hereof, then any other Party (“the aggrieved Party”) shall, if it wishes to enforce its rights hereunder, be obliged to give the defaulting Party 30 (thirty) days’ written notice to remedy the breach. If the defaulting Party fails to remedy the breach within 30 (thirty) days of receipt of such written notice, the aggrieved Party shall be entitled to terminate this Agreement or to claim immediate payment and/or performance by the defaulting Party of all

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of the defaulting Party’s obligations whether or not the due date for payment and/or performance shall have arrived, in either event without prejudice to the aggrieved Party’s rights to claim damages. The foregoing is without prejudice to such other rights as the aggrieved Party may have at law; provided always that, notwithstanding anything to the contrary contained in this Agreement, the aggrieved Party shall not be entitled to terminate this Agreement for any breach by the defaulting Party unless such breach is a material breach going to the root of this Agreement and is incapable of being remedied by a payment in money, or if it is capable of being remedied by a payment in money, the defaulting Party fails to pay the amount concerned within 30 (thirty) days after such amount has been determined.

14.2	Any Party shall be entitled summarily to terminate this Agreement by written notice to the others of them (“the defaulting Party”), in the event that:
14.2.1	the defaulting Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual financial difficulties, commences negotiations with one or more of its material creditors with a view to rescheduling any of its indebtedness;

14.2.2	the value of the assets of the defaulting Party is less than its liabilities (taking into account contingent and prospective liabilities);

14.2.3	a moratorium or reprieve from payment is declared in respect of any indebtedness of the defaulting Party;

14.2.4	any corporate action, legal proceedings or other procedure or step is taken or notice is given, in relation to:
14.2.4.1	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or capital restructuring (by way of voluntary arrangement, scheme of arrangement or otherwise) of, or the appointment of an administrator to the defaulting Party; or

14.2.4.2	a composition, assignment or arrangement with any material creditors of the defaulting Party; or

14.2.4.3	the appointment of a provisional liquidator, a liquidator, receiver, receiver or manager, administrative receiver, administrator, compulsory or interim manager or other similar officer in respect of the defaulting Party or any of its assets; or

14.2.4.4	enforcement of any security over all or substantially all of the assets of the defaulting Party,

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or any analogous procedure or step is taken in any jurisdiction with respect to the defaulting Party.
15.	ASSIGNMENT
15.1	The Operator shall be entitled to assign all of its right, title and interest in and to this Agreement to any of its Affiliates provided that:
15.1.1	any such assignee shall as a condition of the assignment execute a Deed of Adherence confirming that such assignee will be bound by this Agreement as a Party;

15.1.2	should any assignee cease to be an Affiliate of the Operator, then prior to such assignee ceasing to be an Affiliate of the Operator, such assignee shall be obliged, and the Operator shall procure that such assignee assigns all of its right, title and interest in and to this Agreement to another company that is an Affiliate of the Operator; and

15.1.3	the Operator guarantees the due and proper performance by any such assignee of its obligations under this Agreement.
16.	NOTICES
16.1	A notice or other communication under or in connection with this Agreement shall be:
16.1.1	in writing;

16.1.2	in the English language; and

16.1.3	delivered personally or sent by first class post pre-paid recorded delivery (and air mail if overseas) or by email to the Party due to receive the notice to the address or email address (as applicable) set out in or clause 16.3 or to an alternative address or email address (as applicable) notified to the other Parties in accordance with this clause 16 by that Party, such notification having been received by the other Parties not less than 7 (seven) days before the notice was dispatched.
16.2	Unless there is evidence that it was received earlier, a notice is deemed given if:
16.2.1	delivered personally, when left at the address referred to in clause 16.3;

16.2.2	sent by mail, except air mail, 2 (two) Business Days after posting it;

16.2.3	sent by air mail, 6 (six) Business Days after posting it; and

16.2.4	sent by email, 48 (forty-eight) hours after being sent.

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16.3	The address referred to in clause 16.1.3 is:

Marked for
Name of			the attention
party	Address	Email address	of
Kibali	[•]	[•]	The Company Secretary

The Company and the Operator	C/o Randgold Resources Limited La Motte Chambers La Motte Street St. Helier Jersey JE1 1BJ Channel Islands	dhaddon@randgoldresources.com	The Company Secretary]
17.	COSTS

The Parties shall each bear their own costs incidental to the negotiation and preparation of this Agreement.

18.	RELATIONSHIP OF THE PARTIES

The relationship of the Parties shall be governed by the terms of this Agreement and nothing contained herein shall be deemed to constitute a partnership, or the like among them and neither shall they by reason of the actions of any one of them incur any personal liability as co-partners to any third party and none of them shall be entitled or authorised to represent or hold out to any third party that the relationship among them is that of a partnership, or the like as aforesaid.

19.	GOVERNING LAW

This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, English law. Any non-contractual obligations arising out of or in connection with this Agreement are governed by English law.

20.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

21.	DISPUTE RESOLUTION

All disputes arising among the Parties in connection with the interpretation, execution and/or the implementation of this Agreement shall be finally settled in accordance with the Rules of Arbitration (the “Rules”) of the international Chamber of Commerce, by three arbitrators appointed in accordance with the Rules. The arbitration shall be held in London.

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22.	GENERAL
22.1	This document constitutes the sole record of the agreement among the Parties in regard to the subject matter thereof.

22.2	No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

22.3	No addition to, variation or consensual termination of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of all the Parties.

22.4	No indulgence which any of the Parties (“the grantor”) may grant to any other Party (“the grantee(s)”) shall constitute a waiver of any of the rights of the grantor, who shall not thereby be precluded from exercising any rights against the grantee(s) which might have arisen in the past or which might arise in the future.

22.5	The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

22.6	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

22.7	Subject to clause 15, no Party shall be entitled to cede, assign or otherwise transfer all or any of its rights, interest or obligations under and in terms of this Agreement except with the prior written consent of the other Parties.
23.	SEVERABILITY
Each provision in this Agreement is severable from all others, notwithstanding the manner in which they may be linked together or grouped grammatically, and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions, phrases, sentences, paragraphs and clauses shall nevertheless continue to be of full force. In particular, and without limiting the generality of the foregoing, the Parties hereto acknowledge their intention to continue to be bound by this Agreement notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force.

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EXECUTED by the Parties:

Signed by	)
for and on behalf of	)
KIBALI MINING S.P.R.L.:	)

Dated: __________________

Signed by	)
for and on behalf of	)
[THE COMPANY]:	)

Dated: ________________

Signed by	)
for and on behalf of	)
[THE OPERATOR]:	)

Dated: ________________
Operator Agreement Signature Page

SCHEDULE 1
THE SERVICES
1.	RELATIONSHIP OF THE PARTIES

The Operator, in providing the Services, shall be and act as the agent for and on behalf of Kibali and shall be entitled, subject to the terms of the Agreement, to bind Kibali in relation to and in respect of all matters arising from and/or connected to the implementation of the Agreement.

2.	MANDATE

The Operator is hereby mandated to (i) manage, supervise and conduct all technical and other activities in connection with and arising from the Project and Kibali and all matters incidental thereto, including (without limitation) Exploration, Exploitation, Development, Production, Treatment and Marketing and (ii) prepare any statutory financial or other reports as required (if required) by the Company. The Operator shall at all times act (i) in good faith and to the best of its ability (ii) to a standard according to good mining, processing and engineering practices generally prevailing in the mining industry and (iii) in accordance with all applicable laws, regulations, financial reporting standards (including International Reporting Standards as issued by the International Accounting Standards Board), agreements, permits and licences applicable to the Mine, the Project, Kibali and the Company. The Operator shall provide the Services both within and outside the territory of the State.

3.	THE SERVICES

Without limiting the generality of the mandate set out in clause 2 of this Schedule 1, the Operator shall provide the following services in accordance with the Approved Budget to Kibali:
3.1	Exploration, Development, Exploitation, Treatment, Marketing
3.1.1	All administrative, financial, technical and consultative services required to conduct Exploration, Exploitation, Development, Treatment and the Marketing of the Metals referred to in the Exploitation Permit; and

3.1.2	at the end of the Life of the Mine, all administrative, financial, technical and consultative services required to close the Mine and to rehabilitate the Area.
3.2	Programmes and Budgets
3.2.1	The preparation of Programmes and the Capital Budget relating to Development and the construction of the Project, together with amendments and supplements thereto;

3.2.2	the preparation of Programmes, the Annual Operating Budget, the Mining Plan and the Life of Mine Plan relating to mining activities together with amendments and supplements thereto; and

3.2.3	the preparation of the Annual Budget in respect of all Programmes, Development, Mining and Treatment activities within the Area.
3.3	Consultative Services

The provision of services in respect of all aspects of gold mining including (but not limited to):
3.3.1	the preparation and submission to the Kibali Board and/or the Company Board, from time to time if required, of analyses of the international gold market;

3.3.2	the provision of advice in respect of the marketing of gold; if required, which, for the avoidance of doubt, shall not include any advice in respect of gold hedging activities;

3.3.3	the provision of reports in respect of developments in geological and mining technology and supervision of the preparation of technical reports and studies;

3.3.4	the use of advanced technical facilities and infrastructure for the purposes of enabling mining personnel in the Area to benefit from advanced training programmes;

3.3.5	the provision of advice in respect of foreign exchange currency management; and

3.3.6	any other specialised services and/or advice which may reasonably be requested by Kibali from time to time.
3.4	Administrative and Financial Services
3.4.1	The operation of all administrative and financial aspects of the Project and other activities of Kibali, both foreign and domestic, as well as, where applicable, for the Company, including (without limitation):
3.4.1.1	the opening and maintenance of banking accounts in the name of Kibali, as approved by the Kibali Board;

3.4.1.2	the investment on deposit in institutions approved by the Kibali Board of funds in an amount determined by the Kibali Board;

3.4.1.3	the arranging of overdraft facilities required in connection with the Project or Kibali, as determined by the Kibali Board;

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3.4.1.4	the negotiation and conclusion of financing arrangements in respect of the funds required in accordance with the Annual Budget, but only as directed by the Kibali Board;

3.4.1.5	the preparation and maintenance of management accounts and statutory financial statements for Kibali and, where required, the Company, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; and

3.4.1.6	the securing and maintenance of insurance in respect of the Mine and its activities, as determined and approved by the Kibali Board.
3.5	Recruitment of Personnel

The recruitment of and the conclusion of employment agreements on behalf of Kibali with persons of requisite skill and ability to enable Kibali generally to carry on its mining activities and specifically to implement all Approved Programmes, it being acknowledged that the Operator or any Affiliate of the Operator shall be entitled to second to Kibali such expatriate personnel as may, in the reasonable opinion of the Operator, be required in respect of the efficient carrying out of the mining activities of Kibali and the Approved Programmes, provided that, in the case of the Mine, the Project and Kibali, the Operator shall give preference to citizens of and/or permanent residents in the State who shall have equal qualifications, ability and experience in relation to such positions of employment.

3.6	Training of Personnel

The training of personnel, including (without limitation) training in administrative, operational and technical aspects concerning the Mine, the Project and Kibali.

3.7	Marketing

To the extent required, the Marketing of Metals produced by the Mine.

3.8	General Commercial Services
3.8.1	The provision of general commercial services in respect of and in connection with the proper operation of the Project and Kibali and the implementation of all Approved Programmes; and.

3.8.2	the provision of services as buying and selling agents for the Project and Kibali.
3.9	Statutory Obligations
3.9.1	The carrying out of obligations of Kibali and, where applicable, the Company, in accordance with or arising from the Exploitation

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Permit, and all laws, regulations and/or other rules applicable to the Mine, Kibali or the Company;

3.9.2	the securing and maintaining of all permits, approvals and authorities necessary or appropriate to enable Kibali to carry out the Exploitation;

3.9.3	the payment, on behalf of and with the funds of Kibali of all taxes, duties, levies and royalties due by Kibali in respect of and/or arising from the Project and/or their activities;

3.9.4	ensuring the compliance by Kibali with the requirements of all laws, regulations and rules in the State as they impact upon the Project or Kibali, including (without limitation) the requirements of the Mining Code and the Exploitation Permit.
3.10	Appointment of Subcontractors
3.10.1	The Operator shall be entitled in its discretion to obtain the services of consultants and/or subcontractors, who may be Outside Consultants or Outside Firms and may include any party to either the Kibali JVA or the JV Agreement or their respective Affiliates;

3.10.2	The Operator shall be responsible for the supervision of the Services set out in this clause 3.10 and shall be and remain principally liable to Kibali and the Company for the proper provision of the Services notwithstanding that the Operator may have subcontracted a portion of such Services to an Outside Consultant or an Outside Firm in accordance with this clause 3.10.
3.11	Special Investigation Work

Kibali and the Company shall be entitled, from time to time, to request the Operator in writing to carry out Special Investigation Work, whereupon the relevant Parties shall meet to determine and to agree on the scope and extent of such Special Investigation Work, as well as the remuneration payable to the Operator in respect thereof.

3.12	Other Work

Kibali and the Company shall be entitled, from time to time, to request the Operator in writing to provide services which fall outside the scope of the Agreement whereupon the Parties shall meet to determine and to agree on the scope and extent of such additional services and the remuneration payable to the Operator in respect thereof.

3.13	Insurance

The Operator shall assist Kibali from time to time in connection with the entering into and the maintaining in force and effect of appropriate insurance policies, provided that the Operator shall not be liable for any claim,

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damage, loss or expense suffered by Kibali in connection with or arising from any failure to enter into any insurance arrangement or the lapsing of any insurance arrangement entered into by Kibali, save in the event of negligence or misconduct on the part of the Operator.

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SCHEDULE 2
REMUNERATION
1.	ENTITLEMENT
1.1	The Operator shall be entitled to be remunerated in respect of the Services provided to Kibali and the Company in accordance with the terms of the Agreement, on the basis set out in this Schedule 2.

1.2	In addition to the Remuneration to which the Operator shall be entitled, the Operator shall be entitled to claim Reimbursable Costs.
2.	REIMBURSEMENT
2.1	The Operator shall be entitled to be reimbursed in respect of any Reimbursable Cost, on the basis that such reimbursable cost:
2.1.1	shall be the actual cost incurred by the Operator and, in the case of payments made to, or the chargeable cost of employees of the Operator; and

2.1.2	shall not exceed the cost which would be incurred by reference to generally prevailing standards and practices in the international mining industry in respect of comparable services (it being acknowledged, for the avoidance of doubt, that such cost shall be net of any profit to the Operator).
2.2	The Operator shall identify and shall, from time to time, advise Kibali, the Company and all parties to the Kibali JVA and the JV Agreement of employees of the Operator or its Affiliates (other than, for the avoidance of doubt, Senior Executives unless otherwise mutually agreed by the parties to the Kibali JVA in respect of Kibali or the JV Agreement in respect of the Company) who are employed in connection with or for the purposes of the provision of Services, and shall classify such employees into one of two categories, namely “Contract Employees” and “Hourly Employees”. In respect of Contract Employees, the Operator shall be entitled to be reimbursed, subject to clause 2.4 below, in respect of a percentage of the total emoluments of such Contract Employee, payable to such Contract Employee, and shall notify Kibali and all parties to the Kibali JVA and the Company and all parties to the JV Agreement from time to time of the appropriate percentage of the total emoluments which shall constitute a Reimbursable Cost. In respect of Hourly Employees, the Operator shall, monthly in arrears, submit details to Kibali and all parties to the Kibali JVA and the JV Agreement of the time spent by each Hourly Employee in connection with or for the purposes of provision of Services in accordance with the terms of the Agreement, and the cost of such time actually spent shall constitute a Reimbursable Cost and the Operator shall be entitled to be reimbursed in accordance with clause 2.4 below.

2.3	In the event that the Operator shall contract with an Affiliate in respect of the performance of any services or in respect of the purchase of any material or commodity for and on behalf of Kibali, the cost incurred by the Operator (which shall be a Reimbursable Cost) shall not exceed the cost that would ordinarily be payable by reference to generally prevailing standards and practices in the international mining industry in respect of comparable services, materials or commodities (it being acknowledged, for the avoidance of doubt, that such cost shall be net of any profit to the Operator).

2.4	The Operator shall be entitled to be repaid in respect of all Reimbursable Costs, at the end of each calendar month during which such Reimbursable Costs were incurred. The Operator shall be entitled to repay itself, upon submission of a monthly statement containing the breakdown of such costs, from the funds of Kibali in respect of the aggregate of all such Reimbursable Costs.

2.5	In the event that any Services are sub-contracted to any party to either the Kibali JVA or the JV Agreement or their respective Affiliates from time to time, the Operator will pay such party to either the Kibali JVA or the JV Agreement or their respective Affiliates in accordance with the terms of the relevant sub-contract agreements as entered into between the Operator and such party to either the Kibali JVA or the JV Agreement or their respective Affiliates, as appropriate.
3.	PRE-CONSTRUCTION EXPLORATION FEE
3.1	The Operator shall be entitled to a Pre-Construction Exploration Fee of US$1 million per annum, subject to clause 3.3 below, for each Financial Year, payable up until the date that the construction of the Project is approved by the Kibali Board.

3.2	The Pre-Construction Exploration Fee shall be payable up until the date that the construction of the Project is approved by the Kibali Board, quarterly in arrears, it being acknowledged that the Operator shall be entitled to pay itself the Pre-Construction Exploration Fee from the funds of Kibali.

3.3	The amount of US$1 million for the Pre-Construction Exploration Fee will be escalated in accordance with the United States Consumer Price Index as published by [Bloomberg] where the United States Consumer Price Index as published by [Bloomberg] on 1 January 2009 shall be used as the base index for such escalation.
4.	MANAGEMENT FEE
4.1	The Operator shall be entitled to a Management Fee, payable with effect from the date that the Kibali Board approves the commencement of construction of the Project, of US$4 million per annum, subject to clause 4.3 below.

4.2	The Management Fee shall be payable, with effect from the date that the Kibali Board approves the commencement of construction of the Project,

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quarterly in arrears, it being acknowledged that the Operator shall be entitled to pay itself the Management Fee from the funds of Kibali.

4.3	The amount of US$4 million for the Management Fee will be escalated in accordance with the United States Consumer Price Index as published by [Bloomberg] where the United States Consumer Price Index as published by [Bloomberg] on 1 January 2011 shall be used as the base index for such escalation.
5.	SPECIAL INVESTIGATION WORK

In the event that Kibali requests the Operator in writing to carry out Special investigation Work, the Parties shall meet in order to negotiate and to agree on the scope and extent of such Special Investigation Work, which may be undertaken by an Outside Consultant or an Outside Firm, and the Remuneration payable to the Operator in respect thereof.

6.	OTHER WORK

In the event that the Operator undertakes, at the written request of Kibali, to provide services that fall outside the scope of the Agreement, the Parties shall meet in order to negotiate and to agree on the agree on the scope and extent of such other work, which may be undertaken by an Outside Consultant or an Outside Firm, and the Remuneration payable to the Operator in respect thereof.

7.	RE-NEGOTIATION OF REMUNERATION

In the event that, in the view of either of the Parties, the Remuneration payable to the Operator pursuant to the Agreement is determined by such Party not to be fair, or does not accord with remuneration charged generally by the international mining industry in respect of similar services, the Parties shall meet in order to re-negotiate and to agree in respect of an amendment to such Remuneration.

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Schedule 2
Minimum Form Confidentiality Agreement
PRIVATE & CONFIDENTIAL
[Insert date]
PARTIES
(1)	[•], a company incorporated in accordance with the laws of [•] under registration number [•] (the “Recipient”);

(2)	[•], a company incorporated in accordance with the laws of [Jersey] under registration number [•] (the “Disclosing Party”);

(3)	[•], a company incorporated in accordance with the laws of [•] under registration number [•] (the “Selling Shareholder”).
Hereinafter each defined as “Party” or collectively as “Parties” or “the Parties”
BACKGROUND
The Disclosing Party wishes to disclose to the Recipient Confidential Information in relation to the Transaction. The Disclosing Party wishes to ensure that the Recipient maintains the confidentiality of its Confidential Information. In consideration of the benefits to the Recipient of the disclosure of the Confidential Information, the Recipient has agreed to comply with the following terms in connection with the use and disclosure of Confidential Information.
AGREED TERMS
1.	DEFINITIONS AND INTERPRETATION
The definitions and rules of interpretation in this clause apply in this agreement.
“Affiliate” means any person, partnership, joint venture, company or other form of enterprise which directly or indirectly controls, or is controlled by, or is under common control with a party;
“Agents” means in relation to the Parties, their respective directors, officers, employees, professional and financial advisers, and subsidiaries and directors, officers, employees and professional and financial advisers and other representatives of such subsidiaries;

“Confidential Information” means such information as pertains to the Disclosing Party or its Affiliates and is the property of the Disclosing Party and its Affiliates, and includes (without limitation):
(i)	information of whatever nature relating to the Transaction or the Disclosing Party or its Affiliates, which the Recipient or any of its Agents obtain, whether in writing, in disk or electronic form, orally or pursuant to visits to premises and in any form or medium in which such information may be recorded or kept, as received from the Disclosing Party or any of its Affiliates or any of their Agents;

(ii)	notes, analyses, compilations, studies and other documents prepared by the Recipient or any of its Affiliates or any of their respective Agents which contain or otherwise reflect any such information of whatever nature relating to the Transaction or the Disclosing Party, as applicable; and

(iii)	the existence and contents of this agreement and the existence and contents of the discussions between the Parties or any member of their respective organizations, in relation to the Transaction.
The obligations set out in the following paragraphs do not apply to Confidential Information:
(i)	which was otherwise available in the public domain at the time of the disclosure thereof by the Disclosing Party, any of its Affiliates or any of their respective Agents; and/or

(ii)	which after disclosure comes into the public domain, otherwise than by reason of a breach of this undertaking; and/or

(iii)	which was in the possession of the Recipient, its Affiliates or their respective Agents, prior to the date hereof, in circumstances in which such Recipient is not bound by or subject to any duties of confidentiality which would prohibit the use by such Recipient of such Confidential Information for the purposes outlined in paragraph 2.1.1; and/or

(iv)	which is disclosed or provided to the Recipient, its Affiliates or their respective Agents by a third party which, to the knowledge of such Recipient, after due inquiry, is not prohibited from disclosing such Confidential Information in terms of any confidentiality agreement with the Disclosing Party or in terms of any fiduciary or other duty of confidentiality owed to any member of the Disclosing Party, any member of any Affiliate to the Disclosing Party or any of their respective Agents; and/or

(v)	which is independently developed by the Recipient, its Affiliates or their respective Agents without reference to Confidential Information furnished to such Recipient;
“Control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;
“Recipient Group” means the Recipient and its Affiliates;
the “Transaction” means the possible acquisition of the Selling Shareholder’s shares in and claims against the Disclosing Party by the Recipient or by the Recipient and one or more third parties; and
“subsidiary” means any person, partnership, joint venture, company or other form of enterprise which is directly or indirectly controlled by a Party.
2.	OBLIGATIONS OF CONFIDENTIALITY

2.1	In consideration for the Disclosing Party making available Confidential Information to the Recipient, or (in accordance with paragraph 7) to any of its Agents, the Recipient undertakes in favour of the Selling Shareholder, the Disclosing Party and its Affiliates that it and its Agents will:
2.1.1	use the Confidential Information only for the purpose of evaluating the Transaction and without prejudice to the generality of the foregoing will not use any Confidential Information so as to procure a commercial advantage over the Disclosing Party or any of its Affiliates;

2.1.2	treat and safeguard as private and confidential all Confidential Information received at any time pursuant to this agreement by the Recipient or such Agents (as the case may be);
2.2	not at any time during the term of this agreement, without the prior written consent of the Disclosing Party:
2.2.1	disclose or reveal the Confidential Information to any person or other party whatsoever, other than such of the Recipient’s Agents as are required in the course of their duties to receive and consider the same for the purpose of the Transaction, all of whom the Recipient undertakes to inform of the confidential nature of the Confidential Information;

2.2.2	disclose to any person either the fact that discussions or negotiations are taking place between the parties or any of the terms, conditions or other facts with respect to the Transaction including the status thereof; and/or

2.2.3	permit or procure any other person to act on or use any of the Confidential Information other than as contemplated herein;
2.3	procure that if disclosure of Confidential Information is made (in accordance with this agreement) to any third party (including, without limitation, the Recipient’s Agents), such party agrees to be bound by the obligations of the Recipient under this agreement as if it were party hereto.

3.	RETURN OF INFORMATION

3.1	The Recipient undertakes in favour of the Selling Shareholder and the Disclosing Party (for itself and on behalf of its Affiliates and their Agents) with regard to Confidential Information, as follows:
3.1.1	promptly on written demand by the Disclosing Party, the Recipient will procure that it and/or its Agents will either:

3.1.2	return to the Disclosing Party all Confidential Information, in written or printed form, as well as all copies or reproductions of such documents; and/or

3.1.3	destroy or cause to be destroyed all Confidential Information including any copies or reproductions of same and other documents containing or reflecting or generated from any Confidential Information, provided, however, that this paragraph 3.1 shall not apply to the extent that the Recipient or any person to whom the information has been passed is required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body.
3.2	If the negotiations related to the Transaction are terminated, the Recipient and/or its Affiliates and their Agents shall take all reasonable efforts to expunge all Confidential Information including any copies or reproductions of same and other documents containing or reflecting or generated from any Confidential Information from any computer, word processor or other device containing such Confidential Information provided, however, that this paragraph 3.2 shall not apply to the extent that the Recipient or any person to whom the information has been passed is required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body.

3.3	If required by the Selling Shareholder or the Disclosing Party, the Recipient will confirm in writing to the Selling Shareholder and the Disclosing Party that the Recipient and/or its Affiliates and their Agents, have complied with the provisions of this paragraph 3.

3.4	The return of Confidential Information by the Recipient and/or its Affiliates and their Agents to the Disclosing Party shall not release the Recipient from its obligations under this agreement.

3.5	The Recipient acknowledges that it is aware that certain documents comprising Confidential Information contain confidentiality clauses. If such documents are made available to the Recipient for the purpose of considering the Transaction, then the Recipient undertakes to the Selling Shareholder and the Disclosing Party to use all reasonable endeavors not to undertake any act which would result in the Disclosing Party and/or its Affiliates being in breach of such confidentiality clauses (other than the use of such information for the purposes referred to in this agreement and the disclosure of it to other persons in accordance with this agreement).

4.	AUTHORISED CONTACTS

4.1	The Recipient undertakes that it and its Agents will not directly or indirectly (unless the Disclosing Party has given prior written consent) approach, initiate, engage or have any contact of any kind with:
4.1.1	any officer, employee, director, shareholder, consultant, adviser, bank, supplier, customer or sub contractors of the Disclosing Party or any of its Affiliates, in any case in connection with the Transaction or the Confidential Information; or

4.1.2	any person at the operations or properties owned or occupied by the Disclosing Party or any of its Affiliates without the prior written consent of, and subject to the terms and conditions as specified by, the Disclosing Party; or

4.1.3	any other person in circumstances that are likely to give rise to knowledge that the Transaction is being contemplated.

4.2	All requests by the Recipient for Confidential Information from the Disclosing Party or general enquiries relating to the Transaction should be made to [•] (or to such other persons as the Disclosing Party may nominate from time to time) and to no other person.

5.	NON-SOLICITATION

The Recipient agrees that without the prior written consent of the Disclosing Party, neither it nor any of its Affiliates will for a period of one year from the date on which the discussions and/or negotiations between the parties in respect of and/or in connection with the Transaction shall have finally terminated, directly or indirectly solicit for employment any person who is employed by the Disclosing Party or any of its Affiliates or in respect of and/or in connection with such transaction, as of the date hereof or at any time hereafter and prior to the termination of discussions between the parties with respect to the Transaction; provided, however, that the term “solicit for employment” shall not be deemed to include general solicitations of employment not specifically directed toward employees of the Disclosing Party or any of its Affiliates.

6.	PERMITTED DISCLOSURE

6.1	Nothing in this agreement shall prohibit disclosure to the extent that such disclosure is compelled by law, rule or regulation, including by way of example and not by way of limitation, any rules or other requirements of any relevant stock exchange or of any government department or agency or other relevant regulatory requirements or by any order of a court of competent jurisdiction.

6.2	If the Recipient determines that, by reason of any of the matters referred to in paragraph 6.1, it is or may be required to make any announcement or other disclosure as to any matter within the scope of this agreement, it will use its reasonable endeavours promptly to give written notice to the Selling Shareholder and the Disclosing Party of the information the Recipient proposes to disclose (being the minimum amount of information consistent with satisfying the Recipient Party’s obligations), with a view to the Selling Shareholder and the Disclosing Party consenting, to the extent practicable, to the timing and content of such announcement or disclosure.

6.3	If the Recipient determines that, by reason of any of the matters referred to in paragraph 6.1, it is or may be required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or other similar process) to disclose any Confidential Information, the Recipient agrees that it shall provide the Selling Shareholder and the Disclosing Party with prompt written notice of such request or requirement in order to afford the Selling Shareholder and the Disclosing

Party a reasonable opportunity either to seek an appropriate remedy to prevent such disclosure, to take steps to resist or narrow the scope of such disclosure or to waive compliance, in whole or in part, with the provisions of this agreement. In the event that such protective order or other remedy is not obtained, or that the Selling Shareholder and the Disclosing Party waive compliance, in whole or in part, with the terms of this agreement, the Recipient or its Agents, as the case may be, will:
6.3.1	disclose only that portion of the Confidential Information which the Recipient is advised by written opinion of outside counsel, that it is legally required to disclose; and

6.3.2	use its reasonable endeavours to ensure that all Confidential Information so disclosed will be accorded confidential treatment.
6.4	The Recipient shall take such steps as the Selling Shareholder and the Disclosing Party may reasonably require for the purpose contemplated by paragraphs 6.2 and 6.3, provided that nothing in this paragraph 6 shall prevent the Recipient from making such disclosure if notice has been given and the Recipient has taken all such steps as aforesaid, but the Selling Shareholder or the Disclosing Party is incapable of preventing or has failed to prevent such disclosure or (as the case may be) refused to waive such compliance and the Recipient or its Agents is or are still so compelled to make disclosure. Nothing contained herein shall obligate the Recipient, in attempting to comply with the aforesaid provisions of this paragraph 6, to assume any risk of sanction, penalty or other loss of any sort as determined in the reasonable opinion of its counsel.

7.	ACCURACY OF INFORMATION
Except as set forth in a definitive agreement in respect of the Transaction, neither the Selling Shareholder, the Disclosing Party, nor any of their respective Affiliates, nor their Agents make any representation or warranty as to the accuracy or completeness of the Confidential Information as provided by the Disclosing Party, its Affiliates or their Agents to the Recipient (and, in particular, makes no representation or warranty as to the achievement or reasonableness of any management estimates, prospects or forecasts which may form part of such Confidential information) and the Disclosing Party shall have no obligation to update or correct any inaccuracies in any Confidential Information which may be provided to the Recipient, and the Recipient irrevocably and unconditionally agrees that neither the Selling Shareholder, the Disclosing Party, nor any of their respective Affiliates, nor their Agents shall have any liability to the Recipient, its Affiliates or their Agents resulting from the use of such Confidential

Information and waives any right to rescission and/or to claim damages for any misrepresentation contained herein or therein unless made fraudulently. The Recipient moreover acknowledges and agrees that nothing contained in such Confidential Information constitutes or shall be construed as constituting any representation or warranty by the Selling Shareholder, the Disclosing Party and/or their respective Affiliates or their respective Agents as to the accuracy or completeness thereof or any statement or other matter contained therein.
8.	RESERVATION OF RIGHTS AND ACKNOWLEDGEMENT
The Recipient acknowledges and agrees that:
8.1	the Selling Shareholder, the Disclosing Party and their respective Affiliates would be irreparably harmed by a breach of any of the provisions of this agreement;
8.2    damages alone would not be an adequate remedy for any such breach;
8.3	the Selling Shareholder and the Disclosing Party shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the provisions of this agreement by the Recipient, its Affiliates or their Agents, without prejudice to any of their respective rights to claim damages arising hereunder or in law;
8.4	each of its obligations under this agreement is severable and distinct and to the extent that any particular provision is held to be unenforceable all the remaining provisions shall continue to apply;
8.5	access to the Confidential Information is granted to the Recipient, its Affiliates or their Agents without waiver of confidentiality and/or legal professional privilege and/or common interest privilege which attaches to any of the Confidential Information and that neither the Recipient, nor its Affiliates, nor their Agents shall, at any time, assign or compromise privilege or confidentiality in relation to the Confidential Information in any way; and
8.6	its obligations under this agreement shall continue in accordance with the terms hereof notwithstanding any decision which it may take to terminate the discussions or negotiations related to the Transaction as referred to in this agreement.
9.	AFFILIATES AND AGENTS
The Recipient will ensure that its Affiliates and their Agents (whether an individual, body corporate or adviser) to whom any Confidential Information is disclosed is aware of and adheres to the terms of this agreement as if he, she or it were a party hereto. The Recipient shall be responsible for any breach of any of the terms of this agreement by the Recipient or by any of its Affiliates and their Agents. The Recipient shall procure that its Affiliates and their Agents comply with its obligations hereunder and any action by any of them shall be treated as the Recipient’s action for the purposes of this agreement.
10.	NO WAIVER
Any failure by the Selling Shareholder or the Disclosing Party to exercise any rights, power or privilege hereunder shall not constitute a waiver hereunder, nor shall any single or partial exercise thereof preclude any further exercise of any right, power or privilege.
11.	DURATION
Unless otherwise stated, all the obligations of the Recipient, its Affiliates and Agents, in terms of this agreement shall terminate eighteen (18) months from the date on which the discussions and/or negotiations between the parties in respect of and/or in connection with the Transaction shall have finally terminated.
12.	GOVERNING LAW AND SUBMISSION TO JURISDICTION
12.1	This agreement shall be governed by and construed in accordance with the laws of England and Wales. The parties hereby agree to the exclusive jurisdiction of the courts of England and Wales, which shall have jurisdiction to settle any disputes which may arise out of or in connection with the agreement.
12.2	The Disclosing Party irrevocably appoints [•] as its agent for service of process in England and Wales and irrevocably consents to service of process on such person at such address.
12.3	The Selling Shareholder irrevocably appoints [•] as its agent for service of process in England and Wales and irrevocably consents to service of process on such person at such address.
12.4	The Recipient irrevocably appoints [•] as its agent for service of process in England and Wales and irrevocably consents to service of process on such person at such address.
13.	COSTS
Each party will be responsible for its respective professional and other costs incurred in relation to the Transaction.

14.	GENERAL

14.1	The Recipient represents to the Selling Shareholder and the Disclosing Party that:
14.1.1	it is authorised to enter into and perform its obligations under this agreement; and

14.1.2	this agreement is enforceable against it in accordance with its terms.
14.2	Except as provided in this clause and other than by Affiliates of the Selling Shareholder or the Disclosing Party, no term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999.
14.3	This agreement is personal to each party and may not be assigned or transferred to any third party without the other party’s prior written consent.
14.4	This agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter of this agreement and supersedes all prior and written agreements, understandings and arrangements between the parties relating to the subject matter of this letter. Nothing in this paragraph 14.4 operates to limit or exclude any liability for fraud.
14.5	This agreement and the supply of Confidential Information does not constitute an offer to sell, dispose, alienate or transfer its shares in, or claims against, the Disclosing Party to the Recipient and does not impose an obligation on either party to continue discussions or negotiations in connection with the Transaction.
14.6	This agreement may be executed in any number of counterparts, and each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

Dated	We agree to the above terms.

For and on behalf of [•] [Recipient]
Title:

Witness: 1.	Witness: 2.

Dated	We agree to the above terms.

For and on behalf of [•] [Disclosing

Party]

Title:

Witness: 1.	Witness: 2.

Dated	We agree to the above terms.

For and on behalf of [•] [Selling
Shareholder]

Title:

Witness: 1.	Witness: 2.

SCHEDULE 3
FORM OF DEED OF ADHERENCE

Schedule 3
Form of Deed of Adherence
TO: [Non-transferring Party at address specified in clause 27]
This Deed of Adherence (this “Deed”) relates to the Joint Venture Agreement dated July •, 2009 between AngloGold Ashanti Limited and Randgold Resources Limited (the “Agreement”) and is entered into pursuant to clause 23 of the Agreement. Terms defined in the Agreement shall have the same meanings in this Deed unless the context otherwise requires.
[Name of Third Party Purchaser or AngloGold Group/Randgold Group transferee] (the “Transferee”) hereby:
1)	confirms that it has received a copy of the Agreement together with such other documents and information as it has requested in connection with the transfer to it of (a) the Interest by the Seller (in the case of a transfer to a Third Party Purchaser), or (b) the shares in or claims against the Company (in the case of a transfer to a member of the AngloGold Group or Randgold Group);
2)	agrees to become a party to the Agreement and be bound by, and perform all obligations under, the Agreement in substitution for the transferring Party from the date of this Deed; and
3) confirms that its details for notice in clause 27 are as follows:
     [to be inserted]
This Deed shall be governed by, and interpreted in accordance with, English law.

Dated:

Executed and unconditionally	)
Delivered as a deed by	)
)
)
)
[Insert Transferee’s name]
Joint Venture Agreement Signature Page